UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

APPlife Digital Solutions, Inc.

(Exact name of registrant as specified in its charter)

Nevada	4899	82-4868628
(State of Incorporation)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification Number)

555 California St, #4925

San Francisco, CA 94104

(415) 659-1564

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Please send copies of all communications to:

BRUNSON CHANDLER & JONES, PLLC

175 South Main Street, Suite 1410

Salt Lake City, Utah 84111

801-303-5772

chase@bcjlaw.com

(Address, including zip code, and telephone, including area code)

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(do not check if a smaller reporting company)		Emerging Growth Company	[ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of securities to be registered	Amount of shares of common stock to be registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)

Common Stock	5,000,000	$0.19	$950,000	$123.31

(1)

In accordance with Rule 416(a), this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)

Based on the lowest traded price of the Company’s common stock during the ten (10) consecutive trading day period immediately preceding April 10, 2020 of $0.19. The shares offered, hereunder, may be sold by the selling stockholder from time to time in the open market, through privately negotiated transactions, or a combination of these methods at market prices prevailing at the time of sale or at negotiated prices.

(3)	The fee is calculated by multiplying the aggregate offering amount by .0001298, pursuant to Section 6(b) of the Securities Act of 1933.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall, thereafter, become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED APRIL ____, 2020

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

APPLIFE DIGITAL SOLUTIONS, INC.

5,000,000 Common Shares

The selling stockholder identified in this prospectus may offer an indeterminate number of shares of its common stock, which will consist of up to 5,000,000 shares of common stock to be sold by GHS Investments LLC (“GHS”) pursuant to an Equity Financing Agreement (the “Financing Agreement”) dated April 4, 2018. If issued presently, the 5,000,000 of common stock registered for resale by GHS would represent 4% of our issued and outstanding shares of common stock as of April 10, 2020.

The selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

We will not receive any proceeds from the sale of the shares of our common stock by GHS. However, we will receive proceeds from our initial sale of shares to GHS pursuant to the Financing Agreement. We will sell shares to GHS at a price equal to 80% of the lowest trading price of our common stock during the ten (10) consecutive trading day period preceding on the date on which we deliver a put notice to GHS (the “Market Price”).

GHS is an underwriter within the meaning of the Securities Act of 1933, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

Our common stock is traded on OTC Markets under the symbol “ALDS”. On April 10, 2020, the last reported sale price for our common stock was $0.19 per share.

Prior to this offering, there has been a very limited market for our securities. While our common stock is on the OTC Markets, there has been negligible trading volume. There is no guarantee that an active trading market will develop in our securities.

This offering is highly speculative, and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 6. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________, 2020.

Table of Contents

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

Item 3. SUMMARY INFORMATION, RISK FACTORS, AND RATIO OF EARNINGS TO FIXED CHARGES5

Item 4. USE OF PROCEEDS13

Item 5. DETERMINATION OF OFFERING PRICE13

Item 6. DILUTION13

Item 7. SELLING SECURITY HOLDER13

Item 8. PLAN OF DISTRIBUTION15

Item 9. DESCRIPTION OF SECURITIES TO BE REGISTERED16

Item 10. INTERESTS OF NAMED EXPERTS AND COUNSEL17

Item 11. INFORMATION WITH RESPECT TO THE REGISTRANT17

Item 11A. MATERIAL CHANGES27

Item 12. INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.27

Item 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION27

Item 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS27

Item 15. RECENT SALES OF UNREGISTERED SECURITIES27

FINANCIAL STATEMENTS28

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about our company that is not contained in this prospectus. Information contained in this prospectus may become stale. You should not assume the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement or of any sale of the shares. Our business, financial condition, results of operations, and prospects may have changed since those dates. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus, “APPlife” the “Company,” “we,” “us,” and “our” refer to APPlife Digital Solutions, Inc., a Nevada corporation.

Item 3. SUMMARY INFORMATION, RISK FACTORS, AND RATIO OF EARNINGS TO FIXED CHARGES

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes under the Financial Statements prior to making an investment decision.

Corporate Background

APPlife Digital Solutions, Inc. (the “Company”) was formed March 5, 2018, in Nevada and has offices in San Francisco, California and Shanghai, China.  Our office in San Francisco, California allows us to take advantage of the marketing opportunities available in the United States as well as keeping close proximity to sources of capital whether it is debt or equity.  Our offices in Shanghai, China allows us to take advantage of a high concentration of skilled tech coders and developers at lower capital costs than in more developed countries such as the United States or Europe.  The Company’s mission is using digital technology to create APPs and websites and to invest in other ecommerce or cloud-based businesses for a share of their revenue. Our goal is to build and invest in projects that make life, business and living easier, more efficient and just smarter.

We are a development stage company with a limited operating history, operations, and revenues and we will need to raise capital to implement our planned operations. If we are unable to do so, an entire investment in our stock could be lost.

Where You Can Find Us

Our offices are currently located at 555 California St., Suite 4925, San Francisco, CA 94194.  Our telephone number is (415) 659-1564.

GHS Equity Financing Agreement and Registration Rights Agreement

Summary of the Offering

Shares currently outstanding:	124,787,531

Shares being offered:	5,000,000

Offering Price per share:

The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Use of Proceeds:

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholder. However, we will receive proceeds from our initial sale of shares to GHS, pursuant to the Financing Agreement. The proceeds from the initial sale of shares will be used for the purpose of working capital and for potential acquisitions.

OTC Markets Symbol:	ALDS

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Financial Summary

The tables and information below are derived from our consolidated financial statements for the twelve months ended June 30, 2019 and the period from March 5 (inception) to June 30, 2018. Our total stockholder’s equity as of June 30, 2019 was $253,593. Our total stockholder’s deficit as of June 30, 2018 was $87,587. As of June 30, 2019, we had $65,654 of cash on hand compared to $11,490 as of June 30, 2018.

	June 30, 2019	June 30, 2018

Cash	65,654	$11,490
Total Assets	580,347	121,490
Total Liabilities	326,754	209,077
Total Stockholder’s Equity (Deficit)	253,593	(87,587)

Statement of Operations

	Year End June 30, 2019	Year End June 30, 2018

Revenue	-	-
Total Operating Expenses	1,455,385	171,090
Net Loss for the Period	(1,489,049)	(172,587)
Net Loss per Share	(0.06)	(0.01)

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed, and the value of our stock could go down. This means you could lose all or a part of your investment.

Special Information Regarding Forward-Looking Statements

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth herein under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of

1995 is not available to us as a non- reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

We have a limited operating history, and our ability to generate revenue sufficient to support our operations is uncertain.

We were formed on March 5, 2018 and have only recently begun operations.  We have a limited operational history upon which you can evaluate our potential for future success. Additionally, we are subject to additional risks associated with early-stage businesses, many of which will be beyond our control. These risks include uncertainty about our maintain or increase our revenues, our ability to limit our operational expenses, other operational difficulties, lack of sufficient capital, competition from more advanced companies selling similar floor safety products, and unanticipated problems, delays, and expenses relating to the implementation of our business plan. We cannot ensure that we will operate profitably in the future, or that we will have adequate working capital to meet our obligations as they become due.

We cannot guarantee continued sales of our products or services.

The Company’s business is focused on providing digital technology to create Apps and websites. We cannot provide any assurance that our products and services will sell or continue to sell at rates they have historically.  Our products and services may become less attractive compared to competing products and services, and our business would be harmed.

We may be unable to effectively implement our business model and expand.

Our business model and growth and marketing strategy is predicated on its ability to introduce our products and services to the market. We cannot assure that we will be able to execute our business plan, introducing our products and services into new markets, that customers will embrace our products compared to competing products and services already well established in those markets, that any of the target markets will adopt our products and services, or that prospective customers will agree to pay the prices for our products and services in those new markets we plan to charge. In the event prospective customers resist our products and services and paying the prices we will charge, the Company’s business, financial condition, and results of operations will be materially and adversely affected.

We may incur significant debt to finance our operations.

There is no assurance that the Company will not incur debt in the future, that it will have sufficient funds to repay its indebtedness, or that the Company will not default on its debt, jeopardizing its business viability. Furthermore, the Company may not be able to borrow or raise additional capital in the future to meet the Company’s needs or to otherwise provide the capital necessary to conduct its business.

Although our financial statements have been prepared on a going concern basis, we must raise additional capital to fund our operations in order to continue as a going concern

RBSM, LLP, our independent registered public accounting firm for the fiscal year ended June 30, 2019, has included an explanatory paragraph in their opinion that accompanies our audited consolidated financial statements as of and for the year ended June 30, 2019, indicating that we have received recurring losses from operations, will require additional capital to funds its current operations and has substantial doubt about our ability to continue as a going concern. If we are unable to raise additional capital, we may not be able to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

The Company is dependent on the performance of certain personnel.

The Company’s success depends substantially on the performance of its CEO and key employee, Matt Reid.  Given the Company’s relatively early stage of development, the Company is dependent on its ability to retain and motivate high quality personnel. Although the Company believes it will be able to engage qualified personnel for such purposes, an inability to do so could materially adversely affect the Company’s ability to market, sell, and enhance its products. While Mr. Reid is currently devoting his full-time working efforts to the Company, other employees of the Company may only be available to the Company on a part-time basis. The loss of one or more of its key employees or the Company’s inability to hire and retain other qualified employees, including but not limited to research and development staff, sales staff, field staff, and corporate office support staff, could have a material adverse effect on the Company’s business.

The Company has not established consistent methods for determining the consideration paid to management.

The consideration being paid by the Company to its CEO, Mr. Reid, has not been determined based on arm’s length negotiation. While management believes that Mr. Reid’s current compensation arrangement is fair for the work being performed, there is no assurance that the consideration to management reflects the true market value of his services. Additionally, in the future, the Company may grant net profits interests to its executive officers in addition to stock options, which may further dilute shareholders’ ownership of the Company.

There is no guarantee that the Company will pay dividends to its shareholders.

The Company does not anticipate declaring and paying dividends to its shareholders in the near future. It is the Company’s current intention to apply net earnings, if any, in the foreseeable future to increasing its capital base and marketing. Prospective investors seeking or needing dividend income or liquidity should therefore not purchase the Shares. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of the Company’s Common Stock, and in any event, a decision to declare and pay dividends is at the sole discretion of the Company’s Board of Directors.

A small group of Company employees and their related parties hold a majority of the control of the Company.

As of April 10, 2020, the Company’s CEO, Mr. Reid, owns approximately 81.93% of the Company’s outstanding Common Stock. By virtue of such stock ownership, Mr. Reid is able to control the election of the members of the Company’s Board of Directors and to generally exercise control over the affairs of the Company. Such concentration of ownership could also have the effect of delaying, deterring or preventing a change in control of the Company that might otherwise be beneficial to stockholders. There can be no assurance that conflicts of interest will not arise with respect to such management or that such conflicts will be resolved in a manner favorable to the Company.

Management cannot guarantee that its relationship with the Company does not create conflicts of interest.

The relationship of management and its affiliates to the Company could create conflicts of interest. While management has a fiduciary duty to the Company, it also determines its compensation from the Company. Management’s compensation from the Company has not been determined pursuant to arm’s-length negotiation.

The Company may sustain losses that cannot be recovered through insurance or other preventative measures.

There is no assurance that the Company will not incur uninsured liabilities and losses as a result of the conduct of its business. The Company plans to maintain comprehensive liability and property insurance at customary levels. The Company will also evaluate the availability and cost of business interruption insurance. However, should uninsured losses occur, the Shareholders could lose their invested capital.

We may be subject to liabilities that are not readily identifiable at this time.

The Company may have liabilities to affiliated or unaffiliated lenders. These liabilities would represent fixed costs we would be required to be pay, regardless of the level of business or profitability experienced by the Company. There is no assurance that the Company will be able to pay all of its liabilities. Furthermore, the Company is always subject to the risk of litigation from customers, suppliers, employees, and others. Litigation can cause the Company to incur substantial expenses and, if cases are lost, judgments, and awards can add to the Company’s costs.

In the course of business, the Company may incur expenses beyond what was anticipated.

Unanticipated costs may force the Company to obtain additional capital or financing from other sources or may cause the Company to lose its entire investment in the Company if it is unable to obtain the additional funds necessary to implement its business plan. There is no assurance that the Company will be able to obtain sufficient capital to implement its business plan successfully. If a greater investment is required in the business because of cost overruns, the probability of earning a profit or a return of shareholder investment in the Company is diminished.

The Company will rely on management to execute the business plan and manage the Company’s affairs.

Under applicable state corporate law and the By-Laws of the Company, the officers and directors of the Company have the power and authority to manage all aspects of the Company’s business. Shareholders must be willing to entrust all aspects of the Company’s business to its directors and executive officers.

There is no assurance the Company will always have adequate capital to conduct its business.

The Company will have limited capital available to it. If the Company’s entire original capital is fully expended and additional costs cannot be funded from borrowings or capital from other sources, then the Company’s financial condition, results of operations and business performance would be materially adversely affected.

The Company is required to indemnify its directors and officers.

 The Company’s By-Laws provide that the Company will indemnify its officers and directors to the maximum extent permitted by Nevada law. If the Company were called upon to indemnify an officer or director, then the portion of its assets expended for such purpose would reduce the amount otherwise available for the Company’s business.

We may encounter difficulties managing any growth, and if we are unable to do so, our business, financial condition and results of operations may be adversely affected.

If we are able to successfully launch our apps and websites, as our operations grow, the simultaneous management of development, production and commercialization across our target markets will become increasingly complex and may result in less than optimal allocation of management and other administrative resources, increase our operating expenses and harm our operating results.

Our ability to effectively manage our operations, growth and various projects across our target markets will require us to make additional investments in our infrastructure to continue to improve our operational, financial and management controls and our reporting systems and procedures and to attract and retain sufficient numbers of talented employees, which we may be unable to do effectively. We may be unable to successfully manage our expenses in the future, which may negatively impact our gross margins or operating margins in any particular quarter.

Our success also depends in part on our management’s expertise managing a public company, and our management has no expertise in this area. If our management is not able to manage the company properly as a public company, our business would be harmed.

Matt Reid, our CEO and director, has no experience in management positions with public companies. If our management is not able to successfully manage the Company as a public company, including complying with various regulatory, disclosure and reporting obligations of public companies, our business would be harmed.

Due to the fact that our sole officer and director is located in China, your rights as an investor in the United States may be limited in the following ways.

Our sole officer and director, Matt Reid, resides in China and operates the Company from China. As a result, as an investor you may have difficulty with the following:

●	effecting service of process within the United States against our non-U.S. resident officer and director;

●	enforcing U.S. court judgments in the United States based upon the civil liability provisions of the U.S. federal securities laws against the above-referenced foreign person;

●	enforcing U.S. court judgments in a Chinese court based on the civil liability provisions of the U.S. federal securities laws against the above foreign person; and

●	bringing an original action in a Chinese court to enforce liabilities based upon the U.S. federal securities laws against the above foreign person.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

We may become involved in intellectual property disputes, which may disrupt our business and require us to pay significant damage awards.

Third parties may sue us for intellectual property infringement, which, if successful, could disrupt our business, cause us to pay significant damage awards or require us to pay licensing fees.  We may also be required to pay penalties, judgments, royalties or significant settlement costs.  If we fail or are unable to develop non-infringing technology our business could suffer.

Third parties may misappropriate our proprietary technologies, information, or trade secrets despite a contractual obligation not to do so.

Third parties (including joint venture, collaboration, development partners, contract manufacturers, and other contractors and shipping agents) may have custody or control of any proprietary processes and technologies developed by us. If proprietary technologies developed by us were stolen or misappropriated, they could be used by other parties who may be able to use the technologies for their own commercial gain. In the event that any proprietary technologies are developed and then misappropriated, it could be difficult for us to challenge the misappropriation or prevent reverse engineering, especially in countries with limited legal and intellectual property protection.

RISKS RELATING TO OUR COMMON STOCK

We may, in the future, issue additional common shares, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of 500,000,000 shares of common stock, par value $0.001 per share, of which 124,787,531 shares are issued and outstanding as of April 10, 2020. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then-existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors and might have an adverse effect on any trading market for our common stock.

Our common shares are subject to the “Penny Stock” rules of the SEC, and the trading market in our securities will likely be limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

●	That a broker or dealer approve a person’s account for transactions in penny stocks; and
●	The broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quality of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

●	Obtain financial information and investment experience objectives of the person; and
●

Make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

●	Sets forth the basis on which the broker or dealer made the suitability determination; and
●	That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

There is a very limited market for our securities. While our common stock is on the OTC Markets, there has been negligible trading volume. There is no guarantee that an active trading market will develop in our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities, and an active trading market in our securities may not develop, or, if developed, may not be sustained. Accordingly, investors may have a difficult time selling their shares.

Our common stock is quoted through the OTC Markets, which may have an unfavorable impact on our stock price and liquidity.

The Company’s common stock is quoted on the OTC Markets, which is a significantly more limited market than the New York Stock Exchange or NASDAQ. The trading volume may be limited by the fact that many major institutional investment funds, including mutual funds, follow a policy of not investing in OTC Markets stocks and certain major brokerage firms restrict their brokers from recommending OTC Markets stocks because they are considered speculative and volatile.

The trading volume of the Company’s common stock has been and may continue to be limited and sporadic. As a result, the quoted price for the Company’s common stock on the OTC Markets may not necessarily be a reliable indicator of its fair market value.

Additionally, the securities of small capitalization companies may trade less frequently and in more limited volume than those of more established companies. The market for small capitalization companies is generally volatile, with wide price fluctuations not necessarily related to the operating performance of such companies.

Trading on the OTC Markets may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is quoted on OTC Markets. Trading in stock quoted on OTC Markets is often thin and characterized by wide fluctuations in trading prices due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, OTC Markets is not a stock exchange, and trading of securities on the OTC Markets is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a stock exchange like the American Stock Exchange. Accordingly, our shareholders may have difficulty reselling any of their shares.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

We may issue shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Because our CEO and director, Mr. Reid, owns a majority of our outstanding common stock, he could authorize our Board of Directors to determine the relative rights and preferences of preferred shares without further stockholder approval. As a result, our Board of Directors could then authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as a holder of common stock.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock.

We may finance our operations and develop strategic relationships by issuing equity or debt securities, which could significantly reduce the percentage ownership of our existing stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing stock. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our stock to decline.

There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions by the SEC.

We are exposed to potential risks from legislation requiring companies to evaluate internal controls under Section 404a of the Sarbanes-Oxley Act of 2002. As a smaller reporting company and emerging growth company, we will not be required to provide a report on the effectiveness of our internal controls over financial reporting until our second annual report, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are an emerging growth company or a smaller reporting company. We have not yet evaluated whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations. If we are not able to meet the requirements of Section 404a in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC.

We are susceptible to general economic conditions, natural catastrophic events and public health crises, and a potential downturn in advertising and marketing spending by advertisers could adversely affect our operating results in the near future.

Our business is subject to the impact of natural catastrophic events, such as earthquakes, or floods, public health crisis, such as disease outbreaks, epidemics, or pandemics, and all these could result in a decrease or sharp downturn of economies, including our markets and business locations in the current and future periods. The outbreak of the coronavirus (COVID-19) resulted in increased travel restrictions, and shutdown of businesses, which may cause slower recovery of the economy. Economic uncertainties have arisen that could potentially impact our development and roll-out of products, deliverables related to contract performance, payments from vendors, supply chain disruptions or delays, timing of obtaining capital as well as other potential business operation disruptions. While the disruption is currently expected to be temporary, there is considerable uncertainty around the duration. Other financial impact could occur, but such potential impact is unknown at this time. We may experience impact from quarantines, market downturns and changes in customer behavior related to pandemic fears and impact on our workforce if the virus continues to spread. In addition, one or more of our customers, partners, service providers or suppliers may experience financial distress, delayed or defaults on payment, file for bankruptcy protection, sharp diminishing of business, or suffer disruptions in their business due to the outbreak. The extent to which the coronavirus impacts our results will depend on future developments and reactions throughout the world, which are highly uncertain and will include emerging information concerning the severity of the coronavirus and the actions taken by governments and private businesses to attempt to contain the coronavirus. It is likely to result in a potential material adverse impact on our business, results of operations and financial condition. Wider-spread COVID-19 globally could prolong the deterioration in economic conditions and could cause decreases in or delays in advertising spending and reduce and/or negatively impact our short-term ability to grow our revenues. Any decreased collectability of accounts receivable, bankruptcy of small and medium businesses, or early termination of agreements due to deterioration in economic conditions could negatively impact our results of operations

RISKS RELATED TO THE OFFERING

Our existing stockholders may experience significant dilution from the sale of our common stock pursuant to the GHS Financing Agreement.

The sale of our common stock to GHS Investments LLC in accordance with the Financing Agreement may have a dilutive impact on our shareholders. As a result, the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put options, the more shares of our common stock we will have to issue to GHS in order to exercise a put under the Financing Agreement. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which may cause a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

The issuance of shares pursuant to the GHS Financing Agreement may have a significant dilutive effect.

Depending on the number of shares we issue pursuant to the GHS Financing Agreement, it could have a significant dilutive effect upon our existing shareholders. Although the number of shares that we may issue pursuant to the Financing Agreement will vary based on our stock price (the higher our stock price, the less shares we have to issue), there may be a potential dilutive effect to our shareholders, based on different potential future stock prices, if the full amount of the Financing Agreement is realized. Dilution is based upon common stock put to GHS and the stock price discounted to GHS’s purchase price of 80% of the lowest trading price during the pricing period.

GHS Investments LLC will pay less than the then-prevailing market price of our common stock which could cause the price of our common stock to decline.

Our common stock to be issued under the GHS Financing Agreement will be purchased at a twenty percent (20%) discount, or eighty percent (80%) of the lowest trading price during the ten (10) consecutive trading days immediately preceding our notice to GHS of our election to exercise our “put” right.

GHS has a financial incentive to sell our shares immediately upon receiving them to realize the profit between the discounted price and the market price. If GHS sells our shares, the price of our common stock may decrease. If our stock price decreases, GHS may have further incentive to sell such shares. Accordingly, the discounted sales price in the Financing Agreement may cause the price of our common stock to decline.

We may not have access to the full amount under the Financing Agreement.

On April 10, 2020, the lowest traded price of the Company’s common stock during the ten (10) consecutive trading day period immediately preceding the filing of this Registration Statement was $0.19. At that price we would be able to sell shares to GHS under the Financing Agreement at the discounted price of $0.152. At that discounted price, the 5,000,000 shares registered for issuance to GHS under the Financing Agreement would, if sold by us to GHS, result in aggregate proceeds of $760,000. There is no assurance the price of our common stock will remain the same as the market price or increase.

Since our common stock is thinly traded it is more susceptible to extreme rises or declines in price, and you may not be able to sell your shares at or above the price paid.

Since our common stock is thinly traded its trading price is likely to be highly volatile and could be subject to extreme fluctuations in response to various factors, many of which are beyond our control, including (but not necessarily limited to):

●	the trading volume of our shares;
●	the number of securities analysts, market-makers and brokers following our common stock;
●	new products or services introduced or announced by us or our competitors;
●	actual or anticipated variations in quarterly operating results;
●	conditions or trends in our business industries;
●	announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
●	additions or departures of key personnel;
●	sales of our common stock; and
●	general stock market price and volume fluctuations of publicly-traded, and particularly microcap, companies.

Investors may have difficulty reselling shares of our common stock, either at or above the price they paid for our stock, or even at fair market value. The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies, and because our common stock is thinly traded it is particularly susceptible to such changes. These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company. In addition, there is a history of securities class action litigation following periods of volatility in the market price of a company’s securities. Although there is no such litigation currently pending or threatened against us, such a suit against us could result in the incursion of substantial legal fees, potential liabilities and the diversion of management’s attention and resources from our business. Moreover, and as noted below, our shares are currently traded on the OTC Link (OTC Pink tier) and, further, are subject to the penny stock regulations. Price fluctuations in such shares are particularly volatile and subject to potential manipulation by market-makers, short-sellers and option traders.

Item 4. USE OF PROCEEDS

The Company will use the proceeds from the sale of the Shares for general corporate and working capital purposes and acquisitions of assets, businesses or operations or for other purposes that the Board of Directors, in good faith, deem to be in the best interest of the Company.

Item 5. DETERMINATION OF OFFERING PRICE

We have not set an offering price for the shares registered hereunder, as the only shares being registered are those sold pursuant to the GHS Financing Agreement. GHS may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Item 6. DILUTION

Not applicable. The shares registered under this registration statement are not being offered for purchase. The shares are being registered on behalf of our selling shareholders pursuant to the GHS Financing Agreement.

Item 7. SELLING SECURITY HOLDER

The selling stockholder identified in this prospectus may offer and sell up to 5,000,000 shares of our common stock, which consists of shares of common stock to be sold by GHS pursuant to the Financing Agreement. If issued presently, the shares of common stock registered for resale by GHS would represent 4% of our issued and outstanding shares of common stock as of April 10, 2020.

We may require the selling stockholder to suspend the sales of the shares of our common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

The selling stockholder identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered” in the table below.

GHS will be deemed to be an underwriter within the meaning of the Securities Act. Any profits realized by such selling stockholder may be deemed to be underwriting commissions.

Information concerning the selling stockholder may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will actually be held by the selling stockholder upon termination of this offering, because the selling stockholders may offer some or all of the common stock under the offering contemplated by this prospectus or acquire additional shares of common stock. The total number of shares that may be sold, hereunder, will not exceed the number of shares offered, hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

The manner in which the selling stockholder acquired or will acquire shares of our common stock is discussed below under “The Offering.”

The following table sets forth the name of each selling stockholder, the number of shares of our common stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholder’s account and the number and (if one percent or more)

the percentage of the class to be beneficially owned by such stockholder after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days, through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership percentages are calculated based on 124,787,531 shares of our common stock outstanding as of April 10, 2020.

Unless otherwise set forth below, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable, and (b) no selling stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates. The number of shares of common stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the timing of the filing of the registration statement of which this prospectus forms a part.

	Shares Owned by the Selling Stockholders	Shares of Common Stock		Number of Shares to be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares
Name of Selling Stockholder	before the Offering (1)	Being Offered		# of Shares (2)	% of Class (2)

GHS Investments LLC (3)	0	5,000,000	(4)	0	0%

Notes:

(1)

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of our common stock, and could be materially less or more than the number estimated in the table.

(2)

Because the selling stockholders may offer and sell all or only some portion of the 5,000,000 shares of our common stock being offered pursuant to this prospectus and may acquire additional shares of our common stock in the future, we can only estimate the number and percentage of shares of our common stock that any of the selling stockholders will hold upon termination of the offering.

(3)	Mark Grober exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by GHS Investments LLC.
(4)	Consists of up to 5,000,000 shares of common stock to be sold by GHS pursuant to the Financing Agreement.

THE OFFERING

On April 4, 2018, we entered into an Equity Financing Agreement (the “Financing Agreement”) with GHS Investments LLC (“GHS”). Although we are not mandated to sell shares under the Financing Agreement, the Financing Agreement gives us the option to sell to GHS, up to $5,000,000 worth of our common stock over the period ending twenty-four (24) months after the date this Registration Statement is deemed effective. The $5,000,000 was stated as the total amount of available funding in the Financing Agreement because this was the maximum amount that GHS agreed to offer us in funding. There is no assurance the market price of our common stock will increase in the future. The number of common shares that remain issuable may not be sufficient, dependent upon the share price, to allow us to access the full amount contemplated under the Financing Agreement. If the bid/ask spread remains the same, we will not be able to place a put for the full commitment under the Financing Agreement. Based on the lowest traded price of our common stock during the ten (10) consecutive trading day period preceding April 10, 2020 of $0.19, the registration statement covers the offer and possible sale of $950,000 worth of our shares.

The purchase price of the common stock will be set at eighty percent (80%) of the lowest trading price of the common stock during the ten (10) consecutive trading day period immediately preceding the date on which the Company delivers a put notice to GHS. In addition, there is an ownership limit for GHS of 9.99%.

GHS is not permitted to engage in short sales involving our common stock during the term of the commitment period. In accordance with Regulation SHO, however, sales of our common stock by GHS after delivery of a put notice of such number of shares reasonably expected to be purchased by GHS under a put will not be deemed a short sale.

In addition, we must deliver the other required documents, instruments and writings required. GHS is not required to purchase the put shares unless:

●	Our registration statement with respect to the resale of the shares of common stock delivered in connection with the applicable put shall have been declared effective;
●	we shall have obtained all material permits and qualifications required by any applicable state for the offer and sale of the registrable securities; and
●	we shall have filed all requisite reports, notices, and other documents with the SEC in a timely manner.

As we draw down on the equity line of credit, shares of our common stock will be sold into the market by GHS. The sale of these shares could cause our stock price to decline. In turn, if our stock price declines and we issue more puts, more shares will come into the market, which could cause a further drop in our stock price. You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the equity line of credit. If our stock price declines, we will be required to issue a greater number of shares under the equity line of credit. We have no obligation to utilize the full amount available under the equity line of credit.

Neither the Financing Agreement nor any of our rights or GHS’s rights thereunder may be assigned to any other person.

Item 8. PLAN OF DISTRIBUTION

Each of the selling stockholders named above and any of their pledgees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on OTC Markets or any other stock exchange, market or trading facility on which the shares of our common stock are traded or in private transactions. These sales may be at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	privately negotiated transactions;
●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; or

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

GHS is an underwriter within the meaning of the Securities Act of 1933 and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. GHS has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock of our company. Pursuant to a requirement by FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated under the Securities Act of 1933.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares covered by this prospectus. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933. We will not receive any proceeds from the resale of any of the shares of our common stock by the selling stockholders. We may, however, receive proceeds from the sale of our common stock under the Financing Agreement with GHS. Neither the Financing Agreement with GHS nor any rights of the parties under the Financing Agreement with GHS may be assigned or delegated to any other person.

We have entered into an agreement with GHS to keep this prospectus effective until GHS has sold all of the common shares purchased by it under the Financing Agreement and has no right to acquire any additional shares of common stock under the Financing Agreement.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders.

Item 9. DESCRIPTION OF SECURITIES TO BE REGISTERED

General

We are authorized to issue 500,000,000 shares of common stock, par value $0.001, of which 124,787,531 shares are issued and outstanding as of April 10, 2020. Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of Directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our Articles of Incorporation or By-laws that would delay, defer, or prevent a change in control of our Company.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants and Options

Currently, there are no warrants or options outstanding; nor are there any other equity or debt securities convertible into common stock other than disclosed in the “Convertible Note” paragraph above.

Nevada Anti-Takeover Laws

As a Nevada corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Nevada law. Pursuant to Section 607.0901 of the Nevada Business Corporation Act, or the Nevada Act, a publicly held Nevada corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

●	the transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;
●	the interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;
●

the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

●	the consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our amended Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the Nevada Act which prohibits the voting of shares in a publicly held Nevada corporation that are acquired in a control share acquisition unless (i) our board of directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our board of directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

Penny Stock Considerations

Our shares will be “penny stocks” as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00 per share. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock. Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

●

Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

●	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
●

Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value, and information regarding the limited market in penny stocks; and

●

Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Item 10. INTERESTS OF NAMED EXPERTS AND COUNSEL

Except as disclosed herein, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or its subsidiary. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The financial statements of the Company as of June 30, 2019, have been included herein in reliance on the report of RBSM, LLP and the financial statements of the Company as of June 30, 2018 have been included in reliance of the report of Rose, Snyder & Jacobs LLP, Both firms are independent registered public accounting firms and the reports are given on the authority of that firm as experts in auditing and accounting. The legal opinion rendered by Brunson Chandler & Jones, PLLC, regarding our common stock registered in the registration statement of which this prospectus is a part, is as set forth in its opinion letter included in this prospectus. The address of Brunson Chandler & Jones, PLLC, is Walker Center, 175 S. Main Street, 14th Floor, Salt Lake City, Utah, 84111. We have issued Brunson Chandler & Jones, PLLC, 270,098 shares of our common stock in consideration of legal services rendered.

Item 11. INFORMATION WITH RESPECT TO THE REGISTRANT

DESCRIPTION OF BUSINESS

Products

As of the period from inception, through the today’s date, we did not generate any revenue and incurred expenses and operating losses, as part of our developmental stage activities in developing three apps, B2BCHX, DRINX and ROOSTER.  B2BCHX is our first fully developed app that is available in iTunes App Store and Google Play and a functioning ecommerce website.  B2BCHX allows business owners around the world to order three levels of background checks on Chinese companies to prevent fraudulent business transactions.  The retail price for each report is US$79, $399 and $1299.

Our DRINX app is in development and we believe the beta version will be ready by the middle of the first quarter of fiscal year 2020.  DRINX app allows anyone to purchase a virtual drink ticket anywhere and at anytime for friends and colleagues.  We anticipate the sources of revenue will come from advertising and sponsorships from alcohol companies promoting products on the app, user fee of $0.99 to send each drink and discounts provided by the bars and restaurants for purchases made by the app.

Our ROOSTER app and ecommerce website has been developed and entered beta testing.  It is expected to launch full commercial operations in the fourth quarter of 2019.  ROOSTER allows men to order their entire toiletry kit delivered on a monthly or bi-monthly schedule through the dashboard of the app.  We anticipate the sources of revenue will come from subscriptions averaging $500 per year and advertising and sponsorships.

For the period ended June 30, 2018, we have experienced a net loss of $172,587, used net cash in operating activities of $10,010 and an accumulated deficit of $172,587 at June 30, 2018.

For the twelve months ended June 30, 2019, we have experienced a net loss of $1,489,049, used net cash in operating activities of $216,692 and an accumulated deficit of $1,661,636.

The Company anticipates that it would need a minimum of approximately $1,500,000 over the next 12 months to continue as a going concern and bring the Company’s apps to market and generate revenue within that time frame.  Specifically, in order for the Company to fully implement its plans to create apps and spend the necessary marketing expenditures for them we will need: (1) $750,000 for marketing expenses, (2) $500,000 for general administration and overhead expenses, (3) $180,000 for legal and accounting expenses, and (3) $70,000 for developers and engineers and app and server maintenance expenses.  If we are not able to raise enough funds, we may be forced to look for capital through debt or equity, which would dilute our common stockholders.

Competition

Although there are countless app and website developers and companies out there, we believe we have advantages over competitors.  First our dual location of offices. Our business, management and marketing based in the U.S and our development team is located in Shanghai. Our creative team works in both places.  Access to talent at a much more reasonable cost in Shanghai allows flexibility and that allows creativity to be explored more freely and makes completing projects with new or unique features much more likely. We can also finish faster and for less money and then focus dollars on marketing and obtaining customers.  Second, our planned access to investment capital and filing to trade as a public company will allow us to not only build and develop our own concepts and ideas like any other app development company, but we will also be able to explore opportunities to invest in and participate in the growth and development of other companies that are not our own in-house projects, which will hopefully give us the advantage of accelerated growth.

Marketing Strategy

Our marketing strategy is carefully built and tailored for each of our individual projects. Multiple projects in varying industries allows us to cast a wide net in attracting customers from different marketplaces globally.

Our completed project B2BCHX will be marketed as an anti-fraud or fraud prevention service when doing business with a Chinese company. The Company believes that globally, clients of Chinese businesses have no way to verify information or do a background check in a cost-effective way.   B2BCHX helps prevent fraud by providing customers with a background check in an inexpensive, easy to read, one-page report. They can use the information for confidence when sending money, to verify what they have been told by the company staff or to try to track down a company that has not fulfilled the obligations to the customer.

The variations on the types of businesses we can develop allows our product to be sold across multiple market spaces. We are not limited to a single market or model.

The strategic partnerships with each of our individual in house projects are invaluable. For our Drinx app, we are finalizing terms with a well-known, long term New York City restaurateur and club owner, Lesly Bernard. His knowledge and market experience will allow New York City to be our base city in the Drinx service and expand from there.  Bernard will consult and advise on the development of the look and feel of the app and will participate in the launch of the app in each city.  He will lead project management and will be active in the marketing of the service.  In exchange for his time and efforts, Bernard has agreed in principal to take a minority equity position in the Drink app.  Final terms are currently being negotiated.  For our Rooster app we are finalizing terms with a well-known Hollywood hair and stylist to male celebrities, Jonathan Antin. We have agreed to bring Antin on as a partner of Rooster in exchange for his efforts and access helping market the Rooster product. Antin will develop a line of hair care products that we will include in the Rooster product catalog. He will use his best efforts to help introduce and market the product line to her celebrity clientele and associates, which includes top male stars from film and television, and his product line will exclusively be available on Rooster. He will advise on design and other aspects of marketing and will allow us to use his marketing materials to sell Rooster product. In exchange for his time and efforts Antin will receive equity in the Rooster to be formed during construction of the APP and website and shares in the Company. Final terms are currently being negotiated.

We have also engaged an IR/PR team to help create marketing campaigns and create editorial content for each of our businesses as we launch. We plan to use these services for B2BCHX. We are planning the launches of Drinx and Rooster to coincide with a well-timed and placed marketing campaign.

Employees

We currently have one full time employee who does have a formal employment agreement. We plan to hire additional employees as needed as the Company grows.

Legal Proceedings

We know of no existing or pending legal proceedings against us other than as disclosed below, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

Other Information

None.

MARKET PRICE OF THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Common Stock

Our common stock is currently quoted on the OTC Market’s OTCQB Venture Marketplace (“OTCQB”) under the symbol “ALDS”. The following table sets forth for the periods indicated the high and low bid price per share of our common stock as reported on the OTCQB. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions:

OTC Markets Group Inc. OTCQB (1)

	High $	Low $

May 22, 2019-present	0.40	0.06

(1) Over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

Holders of Record

As of April 10, 2020, we had 48 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees.

Dividends

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future, if at all. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion of our financial condition and results of operations in conjunction with financial statements and notes thereto included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the section labeled “Risk Factors.”

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like “believe,” “expect,” “estimate,” “anticipate,” “intend,” “project,” and similar expressions, or words that, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Overview

APPlife Digital Solutions, Inc. (the “Company”) was formed March 5, 2018, in Nevada and has offices in San Francisco, California and Shanghai, China.  Our office in San Francisco, California allows us to take advantage of the marketing opportunities available in the United States as well as keeping close proximity to sources of capital whether it is debt or equity.  Our offices in Shanghai, China allows us to take advantage of a high concentration of skilled tech coders and developers at lower capital costs than in more developed countries such as the United States or Europe.  The Company’s mission is using digital technology to create and invest in APPs and websites that make life, business and living easier, more efficient and just smarter.

Plan of Operation

During the next twelve months, the Company plans to complete the current projects we have already begun coding. Our marketing and business management/executive team will operate from both Shanghai China and our offices in San Francisco. We will continue to explore new concepts and opportunities to invest in projects that meet our criteria We have not generated any revenue and have incurred expenses and operating losses, as part of our developmental stage activities in developing three apps, B2BCHX, DRINX and ROOSTER.  B2BCHX is our first fully developed app that is available in iTunes App Store and Google Play and a functioning ecommerce website.  B2BCHX allows business owners around the world to order three levels of background checks on Chinese companies to prevent fraudulent business transactions.  The retail price for each report is US$79, $399 and $1299.

Our DRINX app is in development and we believe the beta version will be ready by the middle of the first quarter of fiscal year 2020.  DRINX app allows anyone to purchase a virtual drink ticket anywhere and at any time for friends and colleagues.  We anticipate the sources of revenue will come from advertising and sponsorships from alcohol companies promoting products on the app, user fee of $0.99 to send each drink and discounts provided by the bars and restaurants for purchases made by the app.

Our ROOSTER app and ecommerce website has been developed and launched full commercial operations in the second quarter of fiscal year 2020.  ROOSTER allows men to order their entire toiletry kit delivered on a monthly or bi-monthly schedule through the dashboard of the app.  We anticipate the sources of revenue will come from subscriptions averaging $500 per year and advertising and sponsorships.

Our business model is to develop and build out our Drinx and Rooster Apps and web-based business over the next year.  We plan to engage multiple resources and partners to market our first completed project B2BCHX.  We anticipate that Drinx and Rooster will launch and be marketed within the next twelve months.  In additional to our App development, we intend to find projects that can be assisted by our marketing and capitalization capabilities where we can play an active role in the project’s success.

Results of Operations for Three Months Ended December 31, 2019 and December 31, 2018

Revenue

Since inception through the period ended December 31, 2019, we generated revenue of $146 through our subsidiary Rooster. The Company has been in the process of marketing and developing its apps, hiring developers and coders, incurring professional fees for registering its common stock and identifying other apps and partnerships to generate revenues as the Company expands its operations.

Operating Loss

For the three months ended December 31, 2019 and 2018 we had a loss from operations of $832,858 and $430,593, respectively.  This decrease in loss was due primarily to the impairment of investment in Smartrade of $500,055.

Other Expense

For the three months ended December 31, 2019 and 2018, we incurred $94,679 and $2,573 of other expense, respectively, which was primarily due to the decrease in fair value of derivative liability of $33,165 and $0 and interest expense of $61,514 and $2,573, respectively.

Net loss

We reported a net loss of $927,530 and $433,166 for the three months ended December 31, 2019 and 2018, respectively.

Results of Operations for Six Months Ended December 31, 2019 and December 31, 2018

Revenue

Since inception through the period ended December 31, 2019, we generated revenue of $146 through our subsidiary Rooster. The Company has been in the process of marketing and developing its apps, hiring developers and coders, incurring professional fees for registering its common stock and identifying other apps and partnerships to generate revenues as the Company expands its operations.

Operating Loss

For the six months ended December 31, 2019 and 2018 we had operating expenses of $2,107,024 and $460,859, respectively. This loss was due primarily to the impairment of investment in Smartrade of $500,055, the stock compensation to the CEO, and professional fees paid to consultants.

Other Expense

For the six months ended December 31, 2019 and 2018, we incurred $85,793 and $4,066 of other expense, respectively, which was due to interest expense of $68,160 and $4,066. The company had other loss in the amount of $17,633 and $0 for six months ended December 31, 2019 and 2018, respectively, due to change in fair value of derivative liability.

Net loss

We reported a net loss of $2,192,810 and $464,925 for the six months ended December 31, 2019 and 2018, respectively.

Working Capital

December 31, 2019
Current assets	$261,836
Current liabilities	765,896
Working capital / (deficit)	$(504,060)

We anticipate generating losses and, therefore, may be unable to continue operations in the future. If we require additional capital, we would have to issue debt or equity or enter into a strategic arrangement with a third party.

Going Concern

As reflected in the accompanying financial statements, the Company has currently small revenue generating operations and has an accumulated deficit $3,854,446 and $1,661,636 as of December 31, 2019 and June 30, 2019, respectively. In addition, the Company has experienced negative cash flows from operations since inception. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. Further, as a result of the spread of the COVID-19 coronavirus, economic uncertainties have arisen that could potentially impact our development and roll-out of products, deliverables related to contract performance, payments from vendors, supply chain disruptions or delays, timing of obtaining capital as well as other potential business operation disruptions. While the disruption is currently expected to be temporary, there is considerable uncertainty around the duration. Other financial impact could occur, but such potential impact is unknown at this time. These additional risks due to the COVID-19 outbreak and the harm that is has caused and may continue to cause on the global economy adds additional doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company anticipates additional equity financings to fund operations in the future. Should management fail to adequately address the issue, the Company may have to reduce its business activities or curtail its operations

Liquidity and Capital Resources

	Six Months Ended December 31, 2019	Six Months Ended December 31, 2018
Net Cash Used in Operating Activities	$(384,750)	$(46,382)
Net Cash Used in Investing Activities	—	(285,716)
Net Cash Provided by Financing Activities	447,444	633,538
Net Increase (Decrease) in Cash	$62,694	$301,440

Our cash was $128,348 at December 31, 2019.  We recorded a net loss of $927,530 and $2,192,810 for the three and six months ended December 31, 2019.  We expect our expenses will continue to increase during the foreseeable future as a result of increased operations and the development of our apps and business operations.  We anticipate generating revenues with our B2BCHX app, but only minimal revenues for our other apps over the next twelve months.  Consequently, we are dependent on the proceeds from future debt or equity investments to sustain our operations and implement our business plan.  If we are unable to raise sufficient capital, we will be required to delay or forego some portion of our business plan, which would have a material adverse effect on our anticipated results from operations and financial condition.  There is no assurance that we will be able to obtain necessary amounts of capital or that our estimates of our capital requirements will prove to be accurate.

We presently do not have any significant credit available, bank financing or other external sources of liquidity.  Due to our operating losses, our operations have not been a source of liquidity.  We will need to obtain additional capital in order to expand operations and become profitable.  In order to obtain capital, we may need to sell additional shares of our common stock or borrow funds from private lenders.  There can be no assurance that we will be successful in obtaining additional funding.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities may result in dilution to existing stockholders. If additional funds are raised through the issuance of debt securities, these securities may have rights, preferences and privileges senior to holders of common stock and the terms of such debt could impose restrictions on our operations. Regardless of whether our cash assets prove to be inadequate to meet our operational needs, we may seek to compensate providers of services by issuance of stock in lieu of cash, which may also result in dilution to existing shareholders. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing.

No assurance can be given that sources of financing will be available to us and/or that demand for our equity/debt instruments will be sufficient to meet our capital needs, or that financing will be available on terms favorable to us. If funding is insufficient at any time in the future, we may not be able to take advantage of business opportunities or respond to competitive pressures or may be required to reduce the scope of our planned marketing efforts and development of our apps, any of which could have a negative impact on our business and operating results. In addition, insufficient funding may have a material adverse effect on our financial condition, which could require us to:

·Curtail the development of our apps,

·Seek strategic partnerships that may force us to relinquish significant rights to our apps, or

·Explore potential mergers or sales of significant assets of our Company.

Investing Activities

On March 5, 2019, the Company amended the Subscription Agreement that changed the final two payments.  In accordance with the terms of the amendment, on March 6, 2019, the Company paid $32,000 for 7.02% and the remaining $118,000 will be paid in agreed upon monthly payments.  This payment brought the total equity position in Smartrade to 25%.  Accordingly, at March 5, 2019, the Company changed its method of accounting the investment in Smartrade to the equity method. In October 2019, Company gained 5% of Smartrade share bringing its equity position to 30% of Smartrade.

At December 31, 2019, the Company owned 30% of Smartrade’s common stock. At December 31, 2018, the Company owned 4.66% of Smartrade’s common stock, respectively.

During the quarter ended December 31, 2019, Smartrade ceased operations. As a result, the Company considered its investment in Smartrade more than temporarily impaired and has written off the full amount of investment of $500,055.

Financing Activities

During the six months ended December 31, 2019, the Company received $520,000 from the proceeds of notes payable.  Subsequent to the six months ended December 31, 2019, in April 2020, the Company received $100,000 from the proceeds of an additional note payable.

Professional Fees

Professional fees were $754,587 and $29,002 for the six months ended December 31, 2019 and 2018, respectively. The Company expects professional fee costs to increase as the Company is a public reporting company with the Securities and Exchange Commission, which requires that it maintain relationships with both PCAOB registered audit firms and securities counsel to assist with the SEC reporting requirements. In addition, the Company may also attempt to purchase other entities or assets and operations of other entities if the advantageous situation presents itself. This could require the Company to incur substantial professional fees.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles (“GAAP”) and the Company’s discussion and analysis of its financial condition and operating results require the Company’s management to make judgments, assumptions and estimates that affect the amounts reported in its financial statements and accompanying notes. Note 1, “Organization and Summary of Significant Accounting Policies,” of the Notes to Financial Statements included in this Form 10-Q, describes the significant accounting policies and methods used in the preparation of the Company’s financial statements. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates, and such differences may be material.

Management believes the Company’s critical accounting policies and estimates are those related to revenue recognition. Management considers these policies critical because they are both important to the portrayal of the Company’s financial condition and operating results, and they require management to make judgments and estimates about inherently uncertain matters. The Company’s management has reviewed these critical accounting policies and related disclosures.

Revenue Recognition

The Company will recognize revenue from the sale of products and services in accordance with ASC 606, ”Revenue from Contracts with Customers,” by applying the following steps:  (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

Emerging Growth Company

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Recently Issued Accounting Pronouncements

We do not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position, or cash flows.

Seasonality

We do not expect our sales to be impacted by seasonal demands for our products and services.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP. The preparation of consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by our management. To the extent that there are differences between our estimates and actual results, our future financial statements presentation, financial condition, results of operations, and cash flows will be affected.

We believe that the assumptions and estimates associated with revenue recognition, foreign currency and foreign currency transactions and comprehensive loss have the greatest potential impact on our consolidated financial statements. Therefore, we consider these to be our critical accounting policies and estimates. For further information on all of our significant accounting policies, see the notes to our consolidated financial statements.

Revenue Recognition

For the period ended June 30, 2018, the Company recognized potential revenue from the sale of products and services in accordance with ASC 605, “Revenue Recognition,” only when all of the following criteria have been met:

i.Persuasive evidence for an agreement exists;

ii.Service has been provided or when customers take possession of products;

iii.The fee is fixed or determinable; and

iv.Collection is reasonably assured.

Service income is derived progressively based on the amount of work rendered. A contract site typically comprises of hundreds to thousands of units that requires the application of the chemical solutions. Revenue from service income is recognized progressively based on the number of units completed.

The Company would recognize potential revenue from royalties or revenue sharing agreements made with companies that the Company makes an investment

Effective July 1, 2018, the Company recognized revenues from the sale of products and services in accordance with ASC 606, ” Revenue from Contracts with Customers, ”  by applying the following steps:  (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied. The Company also recognized revenues received as part of revenue share and/or royalty revenue sharing from investments. The adoption of ASC 606 did not have a material impact on the financial statements.

Recently Issued and Adopted Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 is a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under current U.S. GAAP and replace it with a principle-based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective for interim and annual periods beginning after December 15, 2017. Early adoption is permitted only in annual reporting periods beginning after December 15, 2016, including interim periods therein. Entities will be able to transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. The Company adopted this ASU beginning on July 1, 2018 and used the modified retrospective method of adoption. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements and disclosures.

Recently Issued Accounting Pronouncements

Applicable for fiscal years beginning after December 15, 2018:

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).” This accounting standard seeks to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Current U.S. GAAP does not require lessees to recognize assets and liabilities arising from operating leases on the balance sheet. This standard also provides guidance from the lessees’ perspective on how to determine if a lease is an operating lease or a financing lease and the differences in accounting for each. In January 2018, the FASB issued ASU No. 2018-01, which allows for an entity to elect an optional transition practical expedient for land easements that exist or expired before adoption of Topic 842. The adoption of this standard is required for interim and fiscal periods beginning after December 15, 2018 and it is required to be applied using the modified retrospective approach. The Company will adopt this standard effective July 1, 2019 and is currently evaluating the impact of the above standard on its consolidated financial statements. The Company expects to recognize right-of-use assets and lease liabilities on its consolidated balance sheets pursuant to its operating lease commitment, see Note 15 of the consolidated financial statements.

In March 2017, the “FASB” issued ASU 2017-08 “Receivables – Nonrefundable Fees and Other Costs (Subtopic 310-20) – Premium Amortization on Purchased Callable Debt Securities” an amendment to shorten the amortization period for certain callable debt securities held at a premium to the earliest call date. The amendments do not require an accounting change for securities held at a discount.

In July 2017, the FASB issued ASU 2017-11 “Earnings Per Share (Topic 260), Distinguishing Liability from Equity (Topic 480), and Derivatives and Hedging (Topic 815) – (i) Accounting for Certain Financial Instruments with Down Round Features (ii) Replace of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments.” The amendments in (i) change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features and to help clarify existing disclosure requirements. The amendments in (ii) characterize the indefinite deferral of certain provisions and do not have an accounting effect.

The Company is currently evaluating the impact of the above standards on its consolidated financial statements. Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s consolidated financial statements.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The Board of Directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until the earlier of his resignation or removal. Information on our Board of Directors and executive officers is included below. Our executive officers are appointed annually by our Board of Directors. Our executive officers hold their offices until they resign, are removed by the Board, or their successor is elected and qualified.

Directors and Executive Officers

Set forth below are the names, ages and positions of our current directors and executive officers. Unless otherwise indicated, the address of each person listed is c/o APPlife Digital Solutions, Inc. 555 California St., Suite 4925, San Francisco, CA 94194.

Name and Address	Age	Position
Matthew Reid	49	CEO, CFO, President, Secretary and Director
Don Savant	57	Director
Tracy Gray	56	Director
Sid Ganis	79	Director

Matthew Reid, 49, CEO, CFO, President, Secretary and Director.  Matthew Reid is an experienced founder who has worked in the venture capital and private equity industry for the past 15 years where he has focused on sales, management, marketing and business development.  He has owned and operated several successful businesses ranging from a commercial real estate mortgage company to a media investment group.  During the last five years Mr. Reid has been working for himself developing apps and project that eventually lead to the creation of the Company and has not worked at any other companies.  Mr. Reid holds a Bachelor of Arts degree from New York University.

Don Savant, 57, Director.  Don Savant was the President of Global Sales IMAX Corp. for three years starting in January 2016. Savant was a Managing Director at Asia Pacific IMAX Corp. for fifteen years before becoming President of Sales, Development and Film Distribution for IMAX China for four years starting in June 2011.

Tracy Gray, 56, Director.  Tracy Gray is a former Systems Engineer on the Space Shuttle program. Gray also worked in the Office of the Mayor of Los Angeles and was a Managing Director of The 22 Fund. Gray has been a member of the Board of Directors of Exergy Systems and Isidore Recycling which was acquired by Homeboy Recycling.

Sid Ganis, 79, Director. Sid Ganis is the founder of Out of the Blue Entertainment and former President of Paramount Pictures. Ganis was Chairman of Columbia Tristar and President of the Academy of Motion Picture Arts and Sciences. Ganis is currently a member of the Board of Directors of Academy of Motion Picture Arts and Sciences and Immersion Corp IMMR. Ganis has previously been a member of the Board of Directors of Marvel Entertainments and The Void.

Board Composition

Our By-Laws provide that the Board of Directors which shall constitute the whole board shall not be less than one (1) nor more than seven (7) or such other maximum number of directors as permitted by the Nevada General Corporation Law.  The maximum or minimum number of directors cannot be changed, nor can a fixed number be substituted for the maximum and minimum numbers, except by a duly adopted amendment to the articles of incorporation or by an amendment to this bylaw.

No Committees of the Board of Directors; No Financial Expert

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. Nor do we have an audit committee or financial expert. Management has decided not to establish an audit committee at present because our limited resources and limited operating activities do not warrant the formation of an audit committee or the expense of doing so. As such, our entire Board of Directors acts as our audit committee. We do not have a financial expert serving on the Board of Directors or employed as an officer based on management’s belief that the cost of obtaining the services of a person who meets the criteria for a financial expert under Section 407 of the Sarbanes-Oxley Act of 2002 and Item 407(d) of Regulation S-K is beyond our limited financial resources and the financial skills of such an expert are simply not required or necessary for us to maintain effective internal controls and procedures for financial reporting in light of the limited scope and simplicity of accounting issues raised in our financial statements at this stage of our development.

Auditors

Our principal registered independent auditor is RBSM, LLP

Code of Ethics

The Company does not have a written code of ethics that applies to the Company’s officers.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executives or directors.

Director Independence

Our board of directors has undertaken a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that Don Savant, Tracy Gray and Sid Ganis are independent directors.

Involvement in Legal Proceedings

None of our officers or directors has filed a personal bankruptcy petition, had a bankruptcy petition filed against any business of which they were a general partner or officer at the time of bankruptcy or within two years prior to that time, or has been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past ten (10) years.

Compliance with Section 16(a) Of the Exchange Act

Upon the effectiveness of this registration statement of which this prospectus is a part, we intend to file a Form 8-A registration statement under Section 12 of the Securities Exchange Act of 1934, as amended. Section 16(a) of that act requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common shares and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file.

EXECUTIVE COMPENSATION

Summary Compensation

Our sole officer and director does not currently take any formal salary for his services to the Company.  He was issued 12,239,209 founders shares at inception and on September 27, 2018 he was issued 90,000,000 shares for his services to be rendered over the next four years.

Outstanding Equity Awards

Our directors and officers do not have unexercised options, stock that has not vested, or equity incentive plan awards.

Compensation of Directors

Our independent directors were issued $25,000 worth of restricted common stock of the Company to serve as members of our board of directors.)

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

There are no formal employment contracts, or other contracts with our officers or directors.  The Company issued 90,000,000 shares of common stock to sole officer for his services rendered as CEO. There are no compensation plans or arrangements, including payments to be made by us, with respect to our officers, directors or consultants that would result from the resignation, retirement or any other termination of such directors, officers or consultants from us. There are no arrangements for directors, officers, employees or consultants that would result from a change-in-control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of April 10, 2020, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using beneficial ownership concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 124,787,531 shares of our common stock issued and outstanding as of April 10, 2020. As of October 24. 2019, we did not have any outstanding options, warrants exercisable for, or other securities convertible into shares of our common stock. Unless otherwise indicated, the address of each officer and director listed below is c/o APPlife Digital Solutions, Inc., 555 California St, #4925, San Francisco, CA 94104.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Matt Reid (1)	Common	102,239,109 Shares	81.93%
All Officers and Directors	Common	102,489,109 Shares	81.93%
Stephen Solarsh	Common	11,900,327 Shares	8.74%
Officer and Director.

RELATED PARTY TRANSACTIONS

Due to Officer

During the period from March 5, 2018 (inception) to June 30, 2018, the Company received advances from its officer to pay for operating expenses. The balance due to the officer at June 30, 2019 and June 30, 2018 was $9,580. There are no definitive repayment terms and no interest is accruing on these advances.

Due to Smartrade

At June 30, 2019 and June 30, 2018, the Company had a balance payable totaling $61,034 and $100,000, respectively, for the purchase of interest in Smartrade (See note 2).

Item 11A. MATERIAL CHANGES

There have been no material changes in the registrant’s affairs since the end of the latest fiscal year for which audited financial statements were included in the latest Form 10-K and that have not been described in a Form 10-Q of Form 8-K filed under the Exchange Act.

Item 12. INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.

N/A

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the common shares being offered by this Prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering.

Item	Amount

SEC Registration Fee	$123.31
Legal Fees and Expenses*	$7,500.00
Accounting Fees and Expenses*	$-
Miscellaneous*	$-
Total*	$7,623.31

Item 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Pursuant to Section 607.0850 of the Nevada Revised Statutes, we have the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Nevada law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the common shares being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

Item 15. RECENT SALES OF UNREGISTERED SECURITIES

In July and August and through September 21, 2018, the Company issued 2,328,563 shares of common stock of which 2,042,484 were issued to a family member of the officer.  All common stock issued was valued at $117,508 of which $8,970 worth of shares were issued for services and $108,538 was issued for cash pursuant to a stock subscription agreement.

On September 25, 2018, the Company issued 5,714,285 shares of common stock to a family member of the officer in exchange for $500,000.  Pursuant to the agreement, an additional 2,285,715 bonus shares were issued to the family member of the officer.  Additionally, the Company issued 90,000,000 shares to the officer as compensation for services as Chief Executive Officer.

On September 25, 2018, the Company issued 24,510 shares as compensation to a vendor in exchange for $1,500 of services.

On September 25, 2018, the Company issued 16,340 shares as compensation to a vendor in exchange for $1,000 of services.

On December 11, 2018, the Company issued 147,060 shares as compensation to a vendor in exchange for $9,000 of services.

On October 30, 2018, the Company issued 171,429 shares to an accredited investor in exchange for $15,000 pursuant to a subscription agreement.

On December 11, 2018, the Company issued 147,060 shares as compensation to a vendor in exchange for $9,000 of services.

On March 19, 2019, the Company issued 32,679 shares to an accredited investor in exchange for $2,000 pursuant to a subscription agreement

On April 1, 2019, the Company issued 1,100,000 shares to an accredited investor in exchange for $110,000 pursuant to a subscription agreement.

On August 1, 2019, the Company issued 750,000 shares to board members in exchange for their service on the board, which were valued at $75,000.

On August 1, 2019, the Company issued 900,000 shares as compensation to vendors in exchange for $90,000 of services.

agreement.

On November 18, 2019, the Company issued 2,627,857 shares as compensation to vendors in exchange for $546,450 of services agreements.

On December 6, 2019, the Company issued 100,000 shares worth $3,497 as a result of debt conversions requested by one of their investors.

On December 19, 2019, the Company issued 100,000 shares worth $3,497 as a result of debt conversions requested by one of their investors.

On March 04, 2020, the Company issued 250,000 shares worth $25,000 to its new Board of Director.

On March 23, 2020, the Company issued 1,000,000 shares worth $100,000 to one of its investors.

These shares were issued in reliance on an exemption from registration under the Securities Act of 1933 set forth in Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder as the transaction did not involve a public offering and there was no general solicitation.

FINANCIAL STATEMENTS

APPLIFE DIGITAL SOLUTIONS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2019	June 30, 2019
ASSETS

Current assets
Cash	$128,348	$65,654
Inventories	44,447	–
Prepaid expenses and other current assets	89,041	–
Total current assets	261,836	65,654

Equity method investment	-	514,693

Total assets	$261,836	$580,347

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
Accounts payable and accrued expenses	$60,813	$85,276
Due to officer	6,428	9,580
Due to Smartrade Exchange Services, Inc.	1,136	61,034
Notes payable	427,055	70,624
Common stock payable	54,999	80,416
Derivative liability	215,465	19,824
Total current liabilities	765,896	326,754

Stockholders’ (deficit) equity
Common stock, $0.001 par value, 500,000,000 shares authorized; 123,537,531 and 119,059,674 shares issued and outstanding as of December 31, 2019 and June 30, 2019, respectively	123,537	119,059
Additional paid-in capital	3,226,849	1,796,170
Accumulated deficit	(3,854,446)	(1,661,636)
Total stockholders’ (deficit) equity	(504,060)	253,593
Total liabilities and stockholders’(deficit) equity	$261,836	$580,347

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

APPLIFE DIGITAL SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended December 31,		Six Months Ended December 31,
	2019	2018	2019	2018

Revenue	$146	$-	$146	$-
Cost of goods sold	(139)	-	(139)	-
Gross profit	7	-	7	-

Operating expenses	323,297	430,593	1,592,331	460,859
Impairment of investment	500,055	-	500,055	-
Loss from equity method investment	9,506	-	14,638	-

Total operating expenses	832,858	430,593	2,107,024	460,859

Loss from operations	(832,851)	(430,593)	(2,107,017)	(460,859)

Other income (expense)
Interest expense	(61,514)	(2,573)	(68,160)	(4,066)
Change in fair value of derivative liability	(33,165)	-	(17,633)	-

Net loss before provision for income taxes	(927,530)	(433,166)	(2,192,810)	(464,925)

Provision for income taxes	-	-	-	-

Net (loss)	(927,530)	(433,166)	(2,192,810)	(464,925)

Basic and diluted (loss) per share	(0.03)	$(0.00)	(0.07)	$(0.01)

Average number of common shares outstanding - basic and diluted	31,992,068	117,657,951	31,046,076	70,697,520

The accompanying notes are an integral part of these unaudited consolidated financial statements

APPLIFE DIGITAL SOLUTIONS, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDER'S (DEFICIT) EQUITY (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDING DECEMBER 31, 2019 AND 2018

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid-In Capital	Deficit	Total

Balance, September 30, 2018	117,516,336	$117,516	$601,403	$(204,346)	$514,573
Common stock issued for cash	171,429	171	14,829	-	15,000
Common stock issued to employees	-	-	351,563	-	351,563
Net loss		-	-	(433,166)	(433,166)
Balance, December 31, 2018	117,687,765	$117,687	$967,795	$(637,512)	$447,970

Balance, September 30, 2019	120,709,674	$120,709	$2,311,084	$(2,926,916)	$(495,123)
Common stock issued for cash	-	-	-	-	-
Stock compensation	-	-	351,564	-	351,564
Common stock issued for services	2,627,857	2,628	543,822	-	546,450
Conversion of notes payable to equity	200,000	200	6,794	-	6,994
Eliminate derivative liability upon repayment of debt	-	-	13,585	-	13,585
Net loss	-	-	-	(927,530)	(927,530)
Balance, December 31, 2019	123,537,531	$123,537	$3,226,849	$(3,854,446)	$(504,060)

Balance, June 30, 2018	17,239,093	$17,239	$67,761	$(172,587)	$(87,587)
Common stock issued for cash	10,353,423	10,353	613,185	-	623,538
Common stock issued to employees	90,000,000	90,000	281,094	-	371,094
Common stock issued for services	95,249	95	5,755	-	5,850
Net loss	-	-	-	(464,925)	(464,925)
Balance, December 31, 2018	117,687,765	$117,687	$967,795	$(637,512)	$447,970

Balance, June 30, 2019	119,059,674	$119,059	$1,796,170	$(1,661,636)	253,593
Common stock issued for cash	-	-	-	-	-
Stock compensation	-	-	703,128	-	703,128
Common stock issued for services	4,277,857	4,278	707,172	-	711,450
Conversion of notes payable to equity	200,000	200	6,794	-	6,994
Eliminate derivative liability upon repayment of debt	-	-	13,585	-	13,585
Net loss	-	-	-	(2,192,810)	(2,192,810)
Balance, December 31, 2019	123,537,531	$123,537	$3,226,849	$(3,854,446)	$(504,060)

The accompanying notes are an integral part of these condensed unaudited consolidated financial statements

APPLIFE DIGITAL SOLUTIONS, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Six Months Ended December 31,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,192,810)	$(464,925)
Adjustment to reconcile change in net loss to net cash used in operating activities:
Amortization of debt discount	44,524	1,000
Issuance of common stock for services	711,450	-
Stock compensation expense	703,128	376,944
Impairment of investment	500,055
Loss from equity method investment	14,638	-
Common stock payable	(25,417)	-
Change in fair value of derivative liability	17,633	-
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(89,041)	10,000
Inventories	(44,447)	-
Accounts payable and accrued expenses	(24,463)	30,599
Net cash (used) in operating activities	(384,750)	(46,382)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for investment	-	(285,716)
Net cash (used) in investing activities	-	(285,716)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	520,000	10,000
Payment on notes payable	(9,506)	-
Payment on amounts due to Smartrade	(59,898)
Payment on amounts due to officer	(3,152)
Proceeds from issuance of common stock	-	623,538
Net cash provided by financing activities	447,444	633,538

Net increase in cash and cash equivalents	62,694	301,440
Cash and cash equivalents, beginning of period	65,654	11,490
Cash and cash equivalents, end of period	$128,348	$312,930

Supplemental non-cash disclosure:
Conversion of notes payable to equity	$6,994	$-
Eliminate derivative liability upon repayment of debt	$13,585	$-
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

The accompanying notes are an integral part of these condensed unaudited consolidated financial statements

APPLIFE DIGITAL SOLUTIONS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

APPlife Digital Solutions Inc. (the “Company”) is a business incubator and portfolio manager that uses digital technology to create and invest in e-commerce and cloud-based solutions. The Company was formed March 5, 2018 in Nevada and has offices in San Francisco, California and Shanghai, China. The Company’s mission is using digital technology to create APPs and websites that make life, business and living easier, more efficient and just smarter. Shanghai APPlife Technology Consulting Inc. (“APPlife Shangai”), is a wholly foreign-owned enterprise created for the benefit of doing business is China on behalf of the Company.

Rooster Essentials APP SPV, LLC (the “Rooster”), incorporated on April 9, 2019, is a wholly owned subsidiary of the Company. Rooster is a fully customizable men’s subscription service that delivers daily use grooming needs and essential items.

B2BCHX SPV LLC (the “B2BCHX”), incorporated on June 5, 2019, is a wholly owned subsidiary of the Company. B2BCHX does an independent background check on mainland Chinese companies for small businesses globally.

Going Concern

The Company has generated losses and negative cash flows from operations since inception.  The Company has historically financed its operations from equity financing. The Company anticipates additional equity financings to fund operations in the future. Should management fail to adequately address the issue, the Company may have to reduce its business activities or curtail its operations.

The accompanying consolidated financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and classification of liabilities and commitments in the normal course of business. The accompanying consolidated financial statements do not reflect any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classifications of liabilities that might result if the Company is unable to continue as a going concern.

Basis of Presentation

The Company’s unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for the interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. The unaudited condensed consolidated financial statements include the accounts of all subsidiaries in which the Company holds a controlling financial interest as of the financial statement date. All intercompany transactions have been eliminated in consolidation. However, in the opinion of the management of the Company, all adjustments necessary for a fair presentation of the financial position and operating results have been included in these statements. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10–K for the fiscal year ended June 30, 2019, as filed with the SEC on September 30, 2019. Operating results for the six months ended December 31, 2019 are not necessarily indicative of the results that may be expected for any subsequent quarters or for the fiscal year ending June 30, 2020.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, the Company considers cash equivalents to include cash and investments with an original maturity of three months or less.

Income Taxes

The Company has adopted guidance issued by the FASB that clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold of more likely than not and a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In making this assessment, a company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities.  The Company’s policy is to include interest and penalties related to unrecognized tax benefits in income tax expense. The Company had no accrual for interest or penalties as of December 31, 2019.  The Company files income tax returns with the Internal Revenue Service (“IRS”) and the state of California.

Use of Estimates

Generally accepted accounting principles require that the consolidated financial statements include estimates by management in the valuation of certain assets and liabilities. Significant matters requiring the use of estimates and assumptions include, but are not necessarily limited to, fair value of the Company’s stock and stock-based compensation. Management uses its historical records and knowledge of its business in making these estimates. Management believes that its estimates and assumptions are reasonable, based on information that is available at the time they are made. Accordingly, actual results could differ from those estimates.

Stock Based Compensation

The Company accounts for share-based compensation in accordance with the fair value recognition provision of FASB ASC 718, Compensation – Stock Compensation (“ASC 718”), prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired.  Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights.  Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on the estimated grant date fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for share-based compensation issued to non-employees and consultants in accordance with the provisions of FASB ASC 505, Equity–based Payments to Non-Employees (“ASC 505”).  Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued.  The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Net Loss per Share

Basic net loss per share is calculated by dividing the net loss for the period by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is calculated by dividing the net loss for the period by the weighted-average number of common shares outstanding during the period, increased by potentially dilutive common shares ("dilutive securities") that were outstanding during the period. Dilutive securities include stock options and warrants granted, convertible debt, and convertible preferred stock.  There were no potentially dilutive securities for the period ended December 31, 2019 and year ended June 30, 2019.

Fair Value of Financial Instruments

The Company follows FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) to measure and disclosure the fair value of its financial instruments. ASC 820 establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements and establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels.  The three levels of fair value hierarchy defined by ASC 820 are described below:

Level 1Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3Pricing inputs that are generally unobservable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts reported in the Company’s consolidated financial statements for cash, accounts payable and accrued expenses approximate their fair value because of the immediate or short-term nature of these consolidated financial instruments.

Equity Method Investments

We began accounting for our ownership in Smartrade Exchange Services, Inc (“Smartrade”) using the equity method of accounting during the quarter ended March 31, 2019. In prior periods, the investment was accounted for under the cost method. The equity method states that if the investment provides us the ability to exercise significant influence, but not control, over the investee, we account for the investment under the equity method. Significant influence is generally deemed to exist if the Company’s ownership interest in the voting stock of the investee ranges between 20% and 50%, although other factors, such as representation on the investee’s board of directors, are considered in determining whether the equity method of accounting is appropriate. Under the equity method of accounting, the investment is recorded at its initial carrying value in the balance sheet and is periodically adjusted for capital contributions, dividends received and our share of the investee’s earnings or losses together with other-than-temporary impairments which are recorded as a component of other income (expense), net in the statements of operations. The Company’s effective ownership in Smartrade was 30% and 25% at December 31, 2019 and June 30, 2019, respectively.  In addition, the Company fully impaired its investment in Smartade as of December 31, 2019 see note 2.

Derivative Liability

FASB ASC 815, Derivatives and Hedging requires all derivatives to be recorded on the consolidated balance sheet at fair value.  As of June 30, 2019, we used the Black-Scholes-Merton (BSM) model to estimate the fair value of the conversion feature of the convertible note. Key assumptions of the BSM model include the market price of our stock, the conversion price of the debt, applicable volatility rates, risk-free interest rates and the instrument’s remaining term.  These assumptions require significant management judgment.  In addition, changes in any of these variables during a period can result in material changes in the fair value (and resultant gains or losses) of this derivative instrument.

Leases

In February 2016, the Financial Accounting Standards Board (the “FASB”) established ASC Topic 842, “Leases”, by issuing Accounting Standards Update (“ASU”) No. 2016-02, which requires lessees to now recognize operating leases on the balance sheet and disclose key information about leasing arrangements. ASC Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842, Leases; and ASU No. 2018-11, Targeted Improvements. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. Lessor accounting under the new standard is substantially unchanged. Additional qualitative and quantitative disclosures are also required. Adoption of this standard did not result in any material changes to the financial statements.

Inventories

Inventories, consisting of raw materials, work in process and products available for sale, are primarily accounted for using the first-in, first-out method (“FIFO”), and are valued at the lower of cost or net realizable value. This valuation requires management to make judgements based on currently available information, about the likely method of disposition, such as through sales to individual customers and returns to product vendors. As of December 31, 2019, the Company had inventories of $44,447. The Company has no allowance for inventory reserves.

2.INVESTMENT IN SMARTRADE EXCHANGE SERVICES, INC.

On May 3, 2018, the Company entered into an agreement (“Subscription Agreement”) to purchase 21% of “Smartrade” for $450,000 in various tranches based on defined milestones. Payment shall be made in five installments, each are 45 days apart, over six months beginning on October 15, 2018, as each milestone is completed. On the date the agreement, Smartrade issued 4.66% of its common stock, on a fully diluted basis, to the Company. In exchange, the Company paid the first installment to Smartrade of $100,000 on October 16, 2018.

On September 4, 2018, the Company acquired an additional 3% of Smartrade’s common stock for $64,286.  On October 18, 2018, the Company entered into an agreement to purchase an additional 1% of Smartrade’s common stock for $21,429 and receive a royalty of 2.5% of gross revenues of Smartrade to be distributed on a quarterly basis.  On December 7, 2018, the Company paid the second installment of $100,000 for an additional 4.66% of Smartrade’s common stock. On January 18, 2019, the Company paid the third installment of 100,000 for an additional 4.66 % of Smartrade’s common stock.

On March 5, 2019, the Company amended the Subscription Agreement that changed the final two payments.  In accordance with the terms of the amendment, on March 6, 2019, the Company paid $32,000 for 7.02% and the remaining $118,000 will be paid in agreed upon monthly payments.  This payment brought the total equity position in Smartrade to 25%.  Accordingly, at March 5, 2019, the Company changed its method of accounting the investment in Smartrade to the equity method. In October 2019, Company gained an additional 5% of Smartrade, in exchange for providing marketing services, bringing its equity position to 30%.

During the quarter ended December 31, 2019, Smartrade suspended operations. Because of this and other factors, the Company considered its investment in Smartrade more than temporarily impaired and recorded an impairment charge of $500,055 as of December 31, 2019 bringing the carrying value of this investments to $0.

At December 31, 2019 and June 30, 2019, the Company owned 30% and 25% of Smartrade’s common stock.

3.NOTES PAYABLE

In March 2018, the Company issued notes that carry an 8% annual interest rate and mature through December 31, 2019. In December 2019, $5,119 of principal was converted into Company common stock and payments were made of $11,381. The balance of the March 2018 notes was $67,500 and $84,000 at December 31, 2019 and June 30, 2019.

On July 3, 2019, the Company issued a $250,000 convertible promissory note (the “July 2019 Note”) to a lender (the “Lender”).  According to the terms the Lender funded the July 2019 Note as follows: $100,000 upon the execution of the Note, $50,000 on August 1, 2019, $50,000 on September 1, 2019, and the remaining $50,000 on October 1, 2019.  The outstanding principal balance of the Note shall bear interest at the rate of twelve percent (12%) per annum.  The balance of the Note was $250,000 at December 31, 2019.

On October 1, 2019, the Company entered into a securities purchase agreement with an investor (“Investor”) to issue up to $220,000 of convertible promissory notes in monthly tranches of $55,000 at the Investor’s discretion.  As of December 31, 2019, the balance of these promissory notes was $110,000.  These notes accrue interest at 10% per annum.

On November 22, 2019, Company issued a $170,000 convertible promissory note (the “November 2019 Note”) to the Lender that accrues interest at 12% per annum.  The July and November Notes contain embedded derivatives, see Note 8.

4.RELATED PARTY TRANSACTIONS

Due to Officer

The balance due to the officer at December 31, 2019 and June 30, 2019 was $6,428 and $9,580. There are no definitive repayment terms and no interest is accruing on these advances.

Due to Smartrade

At December 31, 2019 and June 30, 2019, the Company had a balance payable totaling $1,136 and $61,034, respectively, for the purchase of interest in Smartrade (See note 2).

5.CONCENTRATIONS

Cash Concentration

The Company maintains its cash and cash equivalents at a financial institution which may, at times, exceed federally insured limits.  At December 31, 2019, the Company’s cash balance did not exceed the FDIC insurance limit.  The Company has not experienced any losses in such accounts.

6.COMMITMENTS AND CONTINGENCIES

Legal Matters

From time to time the Company may be involved in certain legal actions and claims arising in the ordinary course of business.  The Company was not a party to any specific legal actions or claims at December 31, 2019.

Agreements

On April 4, 2018, the Company entered into an agreement with GHS, where the Company is entitled, at its sole discretion, to request equity investments of up to $5 million over twenty-four months following an effective registration of the underlying shares.

Common Stock Payable

As of December 31, 2019, and June 30, 2019, the Company owes a vendor $54,999 and $80,416 worth of common stock for services rendered, respectively.

7.SHAREHOLDERS’ EQUITY (DEFICIT)

Common Stock

As of December 31, 2019, and June 30, 2019, there were 124,787,531 and 119,059,674 shares of common stock issued and outstanding, respectively.

During the six months ended December 31, 2019, the Company issued 4,277,857 shares of common stock to consultants for services valued between $0.10 and $0.21 per share, or $711,450.  The Company also issued 200,000 shares for the conversion of $6,994 of debt.

During the six months ended December 31, 2018, the Company issued 90,000,000 shares of restricted common stock to the officer as compensation for services as Chief Executive Officer.  The shares vest over four years and were valued at $0.0625 per share.  The shares are being expensed over four years, or $1.4 million per year. For the six months ended December 31, 2019 and 2018, $703,128 and $371,094 of stock compensation was recognized, respectively.

The Company determined fair value of its shares of common stock based on the price at which the Company was selling its shares of common stock to third party investors.

8.CONVERTIBLE DEBT AND DERIVATIVE LIABILITY

The Company issued debts that consist of the issuance of convertible notes with variable conversion provisions. The conversion terms of the convertible notes are variable based on certain factors, such as the future price of the Company’s common stock. The number of shares of common stock issuable upon conversion of the promissory note is indeterminate.  Pursuant to ASC 815-15 Embedded Derivatives, the fair values of the variable conversion option and shares to be issued were recorded as derivative liabilities on the issuance date.

The Company recognized a derivative liability which it valued using the Black-Scholes-Merton model. A summary of quantitative information with respect to valuation methodology and significant unobservable inputs used for the Company’s common stock purchase warrants that are categorized within Level 3 of the fair value hierarchy at December 31, 2019 is as follows:

December 31, 2019
Stock price	$0.21
Exercise price	$0.243 – 0.405
Contractual term (in years)	1.50 – 1.89
Volatility (annual)	178.20%
Risk-free rate	1.58% –1.62%

The foregoing assumptions are reviewed quarterly and are subject to change based primarily on management’s assessment of the probability of the events described occurring. Accordingly, changes to these assessments could materially affect the valuations.

Financial Liabilities Measured at Fair Value on a Recurring Basis

Financial liabilities measured at fair value on a recurring basis are summarized below and disclosed on the balance sheet under Derivative liability – warrants and derivative liabilities:

	Fair value measured at December 31, 2019
	Quoted prices in active	Significant other	Significant
	markets	observable inputs	unobservable inputs	Fair value at
	(Level 1)	(Level 2)	(Level 3)	December 31, 2019
Derivative liability – convertible note	$—	$—	$215,465	$215,465
Total	$—	$—	$215,465	$215,465

The fair value accounting standards define fair value as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is determined based upon assumptions that market participants would use in pricing an asset or liability. Fair value measurements are rated on a three-tier hierarchy as follows:

●	Level 1 inputs: Quoted prices (unadjusted) for identical assets or liabilities in active markets;

●	Level 2 inputs: Inputs, other than quoted prices included in Level 1, that are observable either directly or indirectly; and

●	Level 3 inputs: Unobservable inputs for which there is little or no market data, which require the reporting entity to develop its own assumptions.

There were no transfers between Level 1, 2 or 3 during the six months ended December 31, 2019.

During the six months ended December 31, 2019, the Company recorded a loss from change in fair value of derivative liability of $17,633.

The following table presents changes in Level 3 liabilities measured at fair value for the period ended December 31, 2019:

Derivative Liability

Balance – June 30, 2018	$—
Liabilities	21,021
Change in fair value of warrant liability	(1,197)
Balance – June 30, 2019	$19,824
Changes due to issuances and redemptions	178,008
Change in fair value of warrant liability	17,633
Balance – December 31, 2019	$215,465

The balance of the derivative liability at December 31, 2019 and June 30, 2019 was $215,465 and $19,824, respectively.

9.SUBSEQUENT EVENTS

Management has evaluated subsequent events pursuant to the requirements of ASC Topic 855, from the balance sheet date through the date the filing and has determined that there are no material subsequent events that require disclosure in these financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Stockholders and the Board of Directors of

APPLIFE DIGITAL SOLUTIONS INC.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of APPlife Digital Solutions Inc. and Subsidiaries (collectively, the “Company”) as of June 30, 2019, and the related consolidated statement of operations, changes in stockholders’ equity and cash flows for the fiscal year ended June 30, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at June 30, 2019, and the results of its operations and its cash flows for each of the year ended June 30, 2019, in conformity with U.S. generally accepted accounting principles.

The Company's Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, will require additional capital to fund its current operating plan, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RBSM LLP

We have served as the Company’s auditor since 2019.

New York, NY

September 30, 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Shareholders of

APPlife Digital Solutions, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of APPlife Digital Solutions, Inc. (the Company) as of June 30, 2018, and the related statements of operations, shareholders’ equity, and cash flows for the period from March 5, 2018 (inception) to June 30, 2018, and the related notes to the financial statements (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2018, and the results of its operations and its cash flows for the period from March 5, 2018 (inception) to June 30, 2018, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred significant operating losses and negative cash flows from operations, during the period from March 5, 2018 (inception) to June 30, 2018. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Rose, Snyder & Jacobs LLP

We have served as the Company’s auditor since 2018.

Encino, California

September 28, 2018

APPLIFE DIGITAL SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2019	June 30, 2018

ASSETS

Current assets
Cash	$65,654	$11,490
Prepaid expenses and other current assets	-	10,000
Total current assets	65,654	21,490

Investment (cost method at June 30, 2018, equity method at June 30, 2019)	514,693	100,000

Total Assets	$580,347	$121,490

LIABILITIES AND STOCKHOLDERS' EQUITY(DEFICIT)

Current liabilities
Accounts payable and accrued expenses	$85,276	$26,497
Due to officer	9,580	9,580
Due to Smartrade Exchange Services, Inc.	61,034	100,000
Notes payable	70,624	73,000
Common stock payable	80,416	-
Derivative liability	19,824	-
Total current liabilities	326,754	209,077

Stockholders’ equity (deficit)
Common stock, $0.001 par value, 500,000,000 shares authorized; 119,059,674 and 17,239,093 shares issued and outstanding as of June 30, 2019 and June 30, 2018, respectively	119,059	17,239
Additional paid-in capital	1,796,170	67,761
Accumulated deficit	(1,661,636)	(172,587)
Total stockholders’ equity (deficit)	253,593	(87,587)
Total liabilities and stockholders’ equity (deficit)	$580,347	$121,490

The accompanying notes are an integral part of these audited consolidated financial statements

APPLIFE DIGITAL SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended June 30, 2019	From March 5 (Inception) to June 30 2018
Revenues	$-	$-

Operating expenses	1,455,385	171,090

Total operating expenses	1,455,385	171,090

Loss from operations	(1,455,385)	(171,090)

Other income (expense)
Loss from equity method investment	(21,023)	-
Interest expense	(13,838)	(1,497)
Change in fair value of derivative liability	1,197	-
Total other expenses	(33,664)	(1,497)

Net loss before provision for income taxes	(1,489,049)	(172,587)
Provision for income taxes	-	-
Net (loss)	$(1,489,049)	$(172,587)

Basic and diluted (loss) per share	$(0.06)	$(0.01)

Average number of common shares outstanding - basic and diluted	25,662,339	15,980,428

The accompanying notes are an integral part of these audited consolidated financial statements

APPLIFE DIGITAL SOLUTIONS, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)

	Common Stock		Additional	Accumulated	Total Stockholder’s
	Shares	Amount	Paid-In Capital	Deficit	Equity (Deficit)

Balance, March 5, 2018 (Inception)	-	$-	$-	$-	$-
Common stock issued to founders	15,850,202	15,850	(15,850)	-	-
Common stock issued for cash	351,309	351	21,149	-	21,500
Common stock issued for services	1,037,582	1,038	62,462	-	63,500
Net loss	-	-	-	(172,587)	(172,587)
Balance, June 30, 2018	17,239,093	17,239	67,761	(172,587)	(87,587)

Common stock issued for cash	11,486,102	11,486	724,052	-	735,538
Common stock issued to employees	90,000,000	90,000	984,221	-	1,074,221
Common stock issued for services	334,479	334	20,136	-	20,470
Net loss	-	-	-	(1,489,049)	(1,489,049)
Balance, June 30, 2019	119,059,674	$119,059	$1,796,170	$(1,661,636)	$253,593

The accompanying notes are an integral part of these audited consolidated financial statements

APPLIFE DIGITAL SOLUTIONS, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30,2019	From March 5 (Inception) to June 30 2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,489,049)	$(172,587)
Adjustment to reconcile change in net loss to net cash used in operating activities:
Issuance of common stock for services	20,470	63,500
Issuance of common stock to employee	1,074,221	-
Issuance of notes payable for services	-	73,000
Loss from equity method investment	21,023	-
Common stock payable	80,416	-
Noncash interest expense	8,645
Change in fair value of derivative liability	(1,197)	-
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	10,000	(10,000)
Accounts payable and accrued expenses	58,779	36,077
Net cash (used) in operating activities	(216,692)	(10,010)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for investment	(317,716)	-
Net cash (used) in investing activities	(317,716)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	10,000	-
Payment on notes payable	(156,966)	-
Proceeds from issuance of common stock	735,538	21,500
Net cash provided in financing activities	588,572	21,500

Net increase in cash and cash equivalents	54,164	11,490
Cash and cash equivalents, beginning of period	11,490	-
Cash and cash equivalents, end of period	$65,654	$11,490

SUPPLEMENTAL NON-CASH DISCLOSURE:
Vendors paid by officer	$-	$9,580
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

The accompanying notes are an integral part of these audited consolidated financial statements

APPLIFE DIGITAL SOLUTIONS, INC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

APPlife Digital Solutions Inc. (the “Company”) is a business incubator and portfolio manager that uses digital technology to create and invest in e-commerce and cloud-based solutions. The Company was formed March 5, 2018 in Nevada and has offices in San Francisco, California and Shanghai, China. The Company’s mission is using digital technology to create APPs and websites that make life, business and living easier, more efficient and just smarter.

Rooster Essentials APP SPV, LLC (the “Rooster”), incorporated on April 9, 2019, is a wholly owned subsidiary of the Company. Rooster is a fully customizable men’s subscription service that delivers daily use grooming needs and essential items.

B2BCHX SPV LLC (the “B2BCHX”), incorporated on June 5, 2019, is a wholly owned subsidiary of the Company. B2BCHX does an independent background check on mainland Chinese companies for small businesses globally.

Going Concern

The Company has generated losses and negative cash flows from operations since inception.  The Company has historically financed its operations from equity financing. The Company anticipates additional equity financings to fund operations in the future. Should management fail to adequately address the issue, the Company may have to reduce its business activities or curtail its operations.

The accompanying consolidated financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and classification of liabilities and commitments in the normal course of business. The accompanying consolidated financial statements do not reflect any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classifications of liabilities that might result if the Company is unable to continue as a going concern.

Basis of Presentation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. All intercompany transactions have been eliminated in consolidation.

Cash and Cash Equivalents

For the purpose of the consolidated statement of cash flows, the Company considers cash equivalents to include cash and investments with an original maturity of three months or less.

Income Taxes

The Company has adopted guidance issued by the FASB that clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold of more likely than not and a measurement process for consolidated financial statements recognition and measurement of a tax position taken or expected to be taken in a tax return. In making this assessment, a company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities.  The Company’s policy is to include interest and penalties related to unrecognized tax benefits in income tax expense. There was no interest or penalties for the period from March 5, 2018 (inception) to June 30, 2019.  The Company files income tax returns with the Internal Revenue Service (“IRS”) and the state of California.

Use of Estimates

Generally accepted accounting principles require that the financial statements include estimates by management in the valuation of certain assets and liabilities. Significant matters requiring the use of estimates and assumptions include, but are not necessarily limited to, fair value of the Company’s stock, stock-based compensation, and valuation allowance relating to the Company’s deferred tax assets. Management uses its historical records and knowledge of its business in making these estimates. Management believes that its estimates and assumptions are reasonable, based on information that is available at the time they are made. Accordingly, actual results could differ from those estimates.

Stock Based Compensation

The Company accounts for share-based compensation in accordance with the fair value recognition provision of FASB ASC 718, Compensation – Stock Compensation (“ASC 718”), prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired.  Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights.  Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the consolidated financial statements based on the estimated grant date fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for share-based compensation issued to non-employees and consultants in accordance with the provisions of FASB ASC 505, Equity–based Payments to Non-Employees (“ASC 505”).  Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued.  The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Net Loss per Share

Basic net loss per share is calculated by dividing the net loss for the period by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is calculated by dividing the net loss for the period by the weighted-average number of common shares outstanding during the period, increased by potentially dilutive common shares ("dilutive securities") that were outstanding during the period. Dilutive securities include stock options and warrants granted, convertible debt, and convertible preferred stock.  There were no potentially dilutive securities for the years ended June 30, 2019 and 2018.

Fair Value of Financial Instruments

The Company follows FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) to measure and disclosure the fair value of its financial instruments. ASC 820 establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements and establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels.  The three levels of fair value hierarchy defined by ASC 820 are described below:

Level 1 Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2 Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3 Pricing inputs that are generally unobservable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts reported in the Company’s financial statements for cash, accounts payable and accrued expenses approximate their fair value because of the immediate or short-term nature of these financial instruments.

Equity Method Investments

We originally accounted for our ownership in Smartrade Exchange Services, Inc (“Smartrade”) using the equity method of accounting during the quarter ended March 31, 2019. In prior periods, the investment was accounted for under the cost method. The equity method states that if the investment provides us the ability to exercise significant influence, but not control, over the investee, we account for the investment under the equity method. Significant influence is generally deemed to exist if the Company’s ownership interest in the voting stock of the investee ranges between 20% and 50%, although other factors, such as representation on the investee’s board of directors, are considered in determining whether the equity method of accounting is appropriate. Under the equity method of accounting, the investment is recorded at its initial carrying value in the balance sheet and is periodically adjusted for capital contributions, dividends received and the company’s share of the investee’s earnings or losses together with other-than-temporary impairments which are recorded as a component of other income (expense), net in the statements of operations. The Company’s effective ownership in Smartrade was 25% and 4.66% at June 30, 2019 and June 30, 2018, see Note 2.

Derivative Liability

FASB ASC 815, Derivatives and Hedging, requires all derivatives to be recorded on the consolidated balance sheet at fair value.  As of June 30, 2019, we used the Black-Scholes-Merton (BSM) model to estimate the fair value of the conversion feature of the convertible note.

Key assumptions of the BSM model include the market price of our stock, the conversion price of the debt, applicable volatility rates, risk-free interest rates and the instrument’s remaining term.  These assumptions require significant management judgment.  In addition, changes in any of these variables during a period can result in material changes in the fair value (and resultant gains or losses) of this derivative instrument.

Recent Accounting Pronouncements

In January 2016, the FASB issued ASU 2016-01, "Financial Instruments Recognition and Measurement of Financial Assets and Financial Liabilities (Topic 825)". ASU 2016-01 revises the classification and measurement of investments in certain equity investments and the presentation of certain fair value changes for certain financial liabilities measured at fair value. ASU 2016-01 requires the change in fair value of many equity investments to be recognized in net income. ASU 2016-01 is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. The adoption of ASU 2016-01 did not have a material impact to the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”). In January 2018, the FASB issued ASU 2018-01, which provides additional implementation guidance on the previously issued ASU 2016-02. Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) a lease liability, which is a lessee's obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) a right-of-use asset, which is an asset that represents the lessee's right to use, or control the use of, a specified asset for the lease term. The Company is required to adopt ASU 2016-02 for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2018. Management believes that the adoption of ASU 2018-01 will not have a material effect on the Company’s financial statements.

2.INVESTMENT IN SMARTRADE EXCHANGE SERVICES, INC.

On May 3, 2018, the Company entered into an agreement (“Subscription Agreement”) to purchase 21% of Smartrade Exchange Services, Inc. (“Smartrade”) for $450,000 in various tranches based on defined milestones. Payment shall be made in five installments, each are 45 days apart, over six months beginning on October 15, 2018, as each milestone is completed. On the date the agreement, Smartrade issued 4.66% of its common stock, on a fully diluted basis, to the Company. In exchange, the Company paid the first installment to Smartrade of $100,000 on October 16, 2018.

On September 4, 2018, the Company acquired an additional 3% of Smartrade’s common stock for $64,286.  On October 18, 2018, the Company entered into an agreement to purchase an additional 1% of Smartrade’s common stock for $21,429 and receive a royalty of 2.5% of gross revenues of Smartrade to be distributed on a quarterly basis.  On December 7, 2018, the Company paid the second installment of $100,000 for an additional 4.66% of Smartrade’s common stock. On January 18, 2019, the Company paid the third installment of 100,000 for an additional 4.66 % of Smartrade’s common stock.

On March 5, 2019, the Company amended the Subscription Agreement that changed the final two payments.  In accordance with the terms of the amendment, on March 6, 2019, the Company paid $32,000 for 7.02% and the remaining $118,000 will be paid in agreed upon monthly payments.  This payment brought the total equity position in Smartrade to 25%.  Accordingly, at March 5, 2019, the Company changed its method of accounting the investment in Smartrade to the equity method.

3.NOTES PAYABLE

In March 2018, the Company engaged GHS Investments, LLC (“GHS”) to provide funding. GHS paid expenses on behalf of the Company and charged a commitment fee in the form of promissory notes. The notes carry an 8% annual interest rate that mature through January 14, 2019 and the balance of notes payable was $84,000 and $73,000 at June 30, 2019 and 2018, respectively. Interest expense accrued during the year ending June 30, 2019 and 2018 was $7,690 and $1,497, respectively.  One of the GHS notes contain an embedded derivative, see Note 8.

4.RELATED PARTY TRANSACTIONS

Due to Officer

During the year ending June 30, 2018, the Company received advances from its officer to pay for certain operating expenses. The balance due to the officer at June 30, 2019 and 2018 was $9,580. There are no definitive repayment terms and no interest is accruing on these advances.

Due to Smartrade

At June 30, 2019 and 2018, the Company had a balance payable totaling $61,034 and $100,000, respectively, for the purchase of investment in Smartrade (See Note 2).

5.CONCENTRATIONS

Cash Concentration

The Company maintains its cash and cash equivalents at a financial institution which may, at times, exceed federally insured limits.  At June 30, 2019, the Company’s cash balance did not exceed the FDIC insurance limit.  The Company has not experienced any losses in such accounts.

6.COMMITMENTS AND CONTINGENCIES

Legal Matters

From time to time the Company may be involved in certain legal actions and claims arising in the ordinary course of business.  The Company was not a party to any specific legal actions or claims at June 30, 2019.

Agreements

On April 4, 2018, the Company entered into an agreement with GHS, where the Company is entitled, at its sole discretion, to request equity investments of up to $5 million over twenty-four months following an effective registration of the underlying shares.

Common Stock Payable

As of June 30, 2019, the Company owes a vendor $80,416 worth of common stock for services rendered.

7. STOCKHOLDERS’ EQUITY (DEFICIT)

Common Stock

As of June 30, 2019, and 2018, there were 119,059,674 and 17,239,093 shares of common stock issued and outstanding, respectively.

During the year ended June 30, 2019, the Company issued 11,486,102 shares of common stock pursuant to subscription agreements between $0.049 and $0.10 per share, or $735,538.

During the year ended June 30, 2018, the Company issued 351,309 shares of common stock pursuant to subscription agreements at $0.0612 per share, or $21,500.

During the year ended June 30, 2019, the Company issued 334,479 shares of common stock to consultants for services valued between $0.0612 and $0.0625 per share, or $20,470.

During the year ended June 30, 2018, the Company issued 1,037,582 shares of common stock to consultants for services valued at $0.0612 per share, or $63,500.

During the year ended June 30, 2019, the Company issued 90,000,000 million shares of restricted common stock to the officer as compensation for services as Chief Executive Officer.  The shares vest over four years and were valued at $0.0625 per share. The shares are being expensed over four years, or $1.4 million per year.  For the year ended June 30, 2019 and 2018, $1,074,221 and $0 of stock compensation was recognized, respectively.

The Company determined fair value of its shares of common stock based on the price at which the Company was selling its shares of common stock to third party investors.

8.CONVERTIBLE DEBT AND DERIVATIVE LIABILITY

One of the notes issued in March 2018 contains a conversion feature contingent upon the Company listing its stock on an exchange.  In May 2019, the Company listed its stock on OTC Markets. As a result, GHS has the option to convert the note into common stock of the Company with a conversion price of thirty eight percent (38%) discount off of the lowest intra-day trading price for the Company’s common stock during the Twenty (20) trading days immediately preceding a conversion date. The Company recognized a derivative liability which it valued using the Black-Scholes-Merton model.

A summary of quantitative information with respect to valuation methodology and significant unobservable inputs used for the Company’s common stock purchase warrants that are categorized within Level 3 of the fair value hierarchy for the year ended June 30, 2019 is as follows:

Year Ended June 30, 2019
Stock price	$0.10
Exercise price	$0.062
Contractual term (in years)	0.45
Volatility (annual)	257.5% - 260.2%
Risk-free rate	2.09% – 2.41%

The foregoing assumptions are reviewed quarterly and are subject to change based primarily on management’s assessment of the probability of the events described occurring. Accordingly, changes to these assessments could materially affect the valuations.

Financial Liabilities Measured at Fair Value on a Recurring Basis

Financial liabilities measured at fair value on a recurring basis are summarized below and disclosed on the balance sheet under Derivative liability – warrants and derivative liabilities:

	Fair value measured at June 31, 2019
	Quoted prices in active	Significant other	Significant
	markets	observable inputs	unobservable inputs	Fair value at
	(Level 1)	(Level 2)	(Level 3)	June 30, 2019
Derivative liability – convertible note	$-	$-	$19,824	$19,824
Total	$-	$-	$19,824	$19,824

The fair value accounting standards define fair value as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is determined based upon assumptions that market participants would use in pricing an asset or liability. Fair value measurements are rated on a three-tier hierarchy as follows:

●	Level 1 inputs: Quoted prices (unadjusted) for identical assets or liabilities in active markets;

●	Level 2 inputs: Inputs, other than quoted prices included in Level 1, that are observable either directly or indirectly; and

●	Level 3 inputs: Unobservable inputs for which there is little or no market data, which require the reporting entity to develop its own assumptions.

There were no transfers between Level 1, 2 or 3 during the year ended June 30, 2019.

As of June 30, 2019, the Company recorded a change in fair value of derivative liability of $1,197.

The following table presents changes in Level 3 liabilities measured at fair value for the year ended June 30, 2019:

Derivative Liability
Balance – July 1, 2018	$-
Liabilities	21,021
Change in fair value of warrant liability	(1,197)
Balance – June 30, 2019	$19,824

The balance of the derivative liability at June 30, 2019 and 2018 was $19,824 and $0, respectively.

9. INCOME TAXES

The Company files corporate income tax returns in the United States (federal) and in California. Since the Company incurred net operating losses in every tax year since inception, the 2018 and 2019 income tax returns are subject to examination and adjustments by the IRS for at least three years following the year in which the tax attributes are utilized. The Company has not yet filed any tax returns.

As of June 30, 2019, the Company had federal and state net operating loss carry forwards of $154,200. Net operating losses generated since inception amounting to $154,200, are limited to 80% utilization of current year income and no longer have an expiration. State net operating loss carryforwards will begin to expire in 2028 through 2029.

Other than minimum taxes, the company does not incur a provision for income taxes because the Company has historically incurred operating losses and maintains a full valuation allowance against its net deferred tax assets due to the uncertainty surrounding the realizability of the benefit, based on a more likely than not criteria and in consideration of available positive and negative evidence.

On December 22, 2017, the Tax Cuts and Jobs Act (“The Act”), was signed into law by President Trump.  The Company was incorporated in 2018 after the enactment of the Act. The Act includes a number of provisions, including the lowering of the U.S. corporate tax rate from 34 percent to 21 percent, effective January 1, 2018 and the establishment of a territorial-style system for taxing foreign-source income of domestic multinational corporations.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities consist of the following:

	Year Ended June 30,
	2019	2018

Deferred tax assets
Net operating loss carryforward	$43,200	$10,500
Start-up costs	115,600	37,700
Valuation allowance	(158,800)	(48,200)
Net deferred tax assets	$-	$-

Reconciliation of the statutory federal income tax to the Company's effective tax:
	Years Ended June 30,
	2019	2018
	%	%
Statutory federal tax rate	21.00%	21.00%
State taxes, net of federal benefit	6.98%	6.98%
Valuation allowance	(27.98)%	(27.98)%
Provision for income taxes	-%	-%

10. SUBSEQUENT EVENTS

On July 3, 2019, the Company entered into a $250,000 convertible promissory note (the “Note”) with a lender (the “Lender”).  The Lender shall fund the Note as follows: $100,000 upon the execution of the Note, $50,000 on August 1, 2019, $50,000 on September 1, 2019, and the remaining $50,000 on October 1, 2019.  The outstanding principal balance of the Note shall bear interest at the rate of twelve percent (12%) per annum.  The Note contains a conversion feature with a variable conversion price.

On July 24, 2019, Don Savant, Tracy Gray, and Sid Ganis were elected as members of the Company’s Board of Directors.  On August 1, 2019, the Company issued 750,000 shares to them in exchange for their service on the board.

On August 1, 2019, the Company issued 900,000 shares as compensation to vendors in exchange for $90,000 of services.

.

Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are included as part of this Form S-1.

Exhibit No.	Description
3.1	Articles of Incorporation (1)
3.2	Bylaws (1)
5.1	Opinion of Counsel on legality of securities being registered
10.1	Equity Financing Agreement dated April 4, 2018
10.2	Registration Rights Agreement dated April 4, 2018
23.1	Consent of RBSM LLP
23.2	Consent of Rose, Snyder & Jacobs, LLP

(1) Filed with S-1 Registration Statement on October 18, 2018

Item 17. Undertakings

 The undersigned registrant hereby undertakes

1	.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any Preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on April 10, 2020.

APPlife Digital Solutions, Inc.

/s/ Matthew Reid
By: Matthew Reid
Its: Principal Executive Officer, Principal Accounting Officer, Secretary and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Name	Title	Date

/s/ Matthew Reid	Principal Executive Officer, Principal Accounting Officer, Secretary and Director	April 10, 2020

Name	Title	Date

/s/ Matthew Reid	Principal Executive Officer, Principal Accounting Officer, Secretary and Director	April 10, 2020